UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2010

FUSIONTECH, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53837	26-1250093
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 26 Gaoneng Street, High Tech Zone, Dalian, Liaoning Province, China	116025
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (86) 0411-84799486

No. 8 Mingshui Road
Changchun, Jilin Province, China 130000
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Throughout this Current Report on Form 8-K, we will refer to FusionTech, Inc. as “FusionTech,” the “Company,” “we,” “us” and “our.”

Item 1.01 Entry into a Material Definitive Agreement.

On November 22, 2010, FusionTech, Inc., a Nevada corporation (the “Company”), entered into and consummated a series of agreements that resulted in the acquisition of all of the ownership interests of Dalian Heavy Mining Equipment Manufacturing Co., Ltd. (“Dalian”), a foreign joint venture company organized under the laws of the People’s Republic of China (“PRC”).

The acquisition of Dalian’s ownership interests was accomplished pursuant to the terms of a Share Exchange Agreement and Plan of Reorganization, dated November 22, 2010 (the “Share Exchange Agreement”), by and between Dalian, its owners, and the Company. Pursuant to the Share Exchange Agreement, we acquired 100% of Dalian from the owners of Dalian in exchange for the issuance of 24,990,000 shares of our common stock (the “Share Exchange”). The owners also agreed to make such administrative filings in the PRC as necessary to record the transfer of ownership of Dalian to the Company as a wholly foreign owned enterprise. Concurrent with the closing of the transactions contemplated by the Share Exchange Agreement and as a condition thereof, we entered into an agreement with Mr. David Lu, our former Chief Executive Officer and Director, pursuant to which he returned 80,000,000 shares of our common stock to us for cancellation. Mr. Lu received compensation of $80,000 from us for the cancellation of his shares of our common stock. Upon completion of the foregoing Share Exchange transactions, we had 29,390,000 shares of common stock issued and outstanding. For accounting purposes, the Share Exchange transaction was treated as a reverse acquisition and recapitalization of Dalian because, prior to the transaction, the Company was a non-operating public shell and, subsequent to the transaction, Dalian’s owners beneficially owned a majority of the outstanding Common Stock of the Company and will exercise significant influence over the operating and financial policies of the consolidated entity.

We issued the shares of common stock to the owners of Dalian in reliance upon the exemption from registration provided by Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.01 Completion of Acquisition or Disposition of Assets.

We refer to Item 1.01 above, “Entry into a Material Definitive Agreement,” and incorporate the contents of that section herein, as if fully set forth under this Section 2.01.

Description of Our Company

Historical Business

Prior to the transaction described in Item 1.01 above, we were a development stage company with no revenues and no operations that intended to produce mini-paper towels. We were incorporated in the State of Nevada on October 10, 2007, under the name ZapNaps, Inc. On October 28, 2010, we changed our name to FusionTech, Inc. and authorized an 8-for-1 forward split of our common stock, effective on November 12, 2010.

Our common stock will trade under the symbol “ZPNPD” for a 20-day period beginning on November 12, 2010, pursuant to FINRA rules governing corporate actions, after which period our symbol will revert to “ZPNP.”

Description of FusionTech

We believe we are a leading designer and manufacturer of clean technology (“CleanTech”) industrial machinery used in the coking process, a critical but highly pollutive step in the production of crude steel. Our products are sold to large and medium size steel mills and coking plants in China who use or are planning to use the coke dry quenching (“CDQ”) method of coking, a more environmentally friendly and energy conservative method of coking as compared to the traditional coke wet quenching method.

We currently design and manufacture CDQ transport cars used in complete CDQ systems and CleanTech coke oven products such as coke oven elevators, smoke transfer machines, and coal cleaning machines. These CleanTech coke oven products are used for maintaining coke ovens and reducing the amount of pollution they emit.  We also design and manufacture core coke oven products, such as coke drums, coke drum carriers, wet quenching cars, coal freight cars, coke guide cars, and coke pushers. These core coke oven products are necessary components for all coke oven systems.

In the second quarter of 2011, we plan to begin providing our proprietary steel plate fusion services (“Steel Plate Fusion”) to a large steel plate manufacturer in northern China, Minmetals Yingkou Medium Plate Co., Ltd. (“Minmetals Yingkou”). Minmetals Yingkou is an established steel plate manufacturer in China with over 30 years of experience in producing clad steel plates and extra-thick carbon steel plates. It is a subsidiary of the reputable China Minmetals Corporation, a Fortune Global 500 Company based in China focusing on the development and production of metals and minerals. We anticipate that our partnership with Minmetals Yingkou will increase our revenues in 2011 as we have contracted to process between 200,000 and 500,000 tons of steel plates using Steel Plate Fusion.

We believe Steel Plate Fusion is a next generation technology that is superior in both cost and efficiency to conventional methods used to manufacture clad metal plates and extra-thick carbon steel plates. Steel Plate Fusion uses an electron beam welding machine in a vacuum chamber, and a proprietary process of surface treatment and manipulation of pressure and temperature of the fusion process, to fuse together metal slabs that can be hot rolled/compressed to produce:

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clad metal plates (“clad metal plates”), manufactured by fusing two dissimilar metal plates such as stainless steel plates and carbon steel plates (“clad steel plates”). Clad steel plates offer a more economical alternative to pure stainless steel plates since they combine inexpensive carbon steel and stainless steel. In addition, clad steel plates provide similar functionalities as stainless steel plates and can be used in similar industrial applications. Clad steel plates are commonly used and highly demanded in heavy industrial applications such as the construction of ships, piping, nuclear reactors, pressure vessels, heat exchangers, power generation equipment, and coking equipment, all of which require the anti-corrosive properties of clad steel plates.

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specialty extra-thick carbon steel plates (“extra-thick carbon steel plates”), more than 80 millimeters thick, commonly used and highly demanded in heavy industrial applications such as the construction of large ships, bridges, buildings, metallurgical equipment, mining equipment, and power generation equipment, all of which require the strength of extra-thick carbon steel plates of certain standards and specifications.

We operate through Dalian Heavy Mining Equipment Manufacturing Co. Ltd., our subsidiary organized under the laws of the People’s Republic of China (“PRC”). Our principal executive offices are located at No. 26, Gaoneng Street, High Tech Zone, Dalian, Liaoning Province, China 116025. Our phone number is (86) 0411-84799486 and our website address is www.cleanfusiontech.com.

Clean Coking and Related Products

FusionTech designs and manufactures a wide variety of CleanTech coke oven products including coke dry quenching (“CDQ”) transport cars, coke oven elevators, smoke transfer machines, and coal cleaning machines. FusionTech also designs and manufactures core coke oven products including wet quenching cars, coal freight cars, coke guide cars, and coke pushers. FusionTech’s products are sold to the China domestic steel and coking industries and have significant CleanTech applications including use in complete CDQ systems. A complete CDQ system can recycle the wasted heat produced during the coking process to generate electricity and/or steam. CDQ systems are being phased into the coking process in the China steel and coke industries because of these environmental and energy conservation benefits. Additionally, PRC regulations set forth by the Ministry of Industry and Information Technology (“MIIT”) now require all newly constructed or reconstructed coke ovens to be accompanied by the installation of a CDQ system. (1)

We were one of the first manufacturers of CDQ transport cars in China, and believe that we are a leading manufacturer of coke oven elevators. We have also been manufacturing core coke oven products since our inception in 1992. Management estimates that the market demand for coke ovens and related products will approach the $1 billion mark as 40-60 new coke ovens are expected to be built in China next year. We believe our eighteen-year operating history and focus on product quality makes us one of the leading CleanTech focused coke oven product manufacturers in China.

Industry Overview

China is the world’s largest steel producer and is projected to further expand its output as domestic demand for the metal grows.  According to statistics released on the World Steel Association website, www.worldsteel.org, China accounted for 47% of the world’s total crude steel output in 2009 and is on pace to produce a record 600 million metric tons in 2010. As the China domestic steel industry expands, environmental issues related to its production have become more pressing. Within China’s industrial sector the steel industry accounts for 15% of aggregate energy consumption, 14% of aggregate wastewater production, and 17% of aggregate solid waste emission. (1)   The processes of smelting, coking, and steel casting, contribute in excess of 70% of the total pollution and energy consumed within the steel industry itself.(1)

(1)  Source: PRC Ministry of Industry and Information Technology “Steel and Coking Industry CDQ Technology Marketing and Implementation Plan” January 20, 2010.

Coking is the process by which coke is produced, a basic raw material used in the production of iron. Coking involves baking coal at extremely high temperatures in an oxygen-free oven (“coke oven”) and then rapidly cooling it. In the conventional cooling process, the hot coke is cooled by drenching it with cold water (“coke wet quenching”). Cooling the coke in this manner emits noxious gases and the heat energy contained in the hot coke is lost. The modern CDQ system cools the coke by circulating an inert gas in an enclosed heat exchange system. This process reduces the harmful environmental effects associated with the conventional cooling process as water is not contaminated with toxic pollutants nor are air pollutants released.

CDQ systems also promote renewable energy production as the wasted heat is recycled to generate electricity. Compared to the coke wet quenching process, a steel mill using two CDQ systems can produce approximately 167 gigawatt hours of electricity from waste heat annually, saving approximately $9.2 million each year on electricity costs, saving approximately 3.7 million tons of water, and reducing its carbon dioxide emissions by approximately 130,000 metric tons.(2)

The PRC government identified the steel industry as one of its primary targets for pollution reduction in its 11th Five Year Plan. In July 2010 China’s MIIT, to reduce emissions in the steel industry, mandated that China’s existing steel mills consolidate to form larger more efficient mills. Currently China’s steel industry includes many small steel mills that use outdated technology. As steel industry consolidation progresses in China, larger steel mills have sought to produce higher quality steel more efficiently through the use of production methods which reduce environmental impact.

In July 2010, China’s MIIT also mandated that the construction of new coke ovens or the reconstruction of old coke ovens be accompanied by the installation of a complete CDQ system. MIIT targeted 90% of large steel mills and 40% of all coking plants to have CDQ systems installed before 2013. (3)

Products

CDQ Transport Cars

We believe we are a leading designer and manufacturer of CDQ transport cars that are key components to a complete CDQ system.

A complete CDQ system requires two CDQ transport cars, three coke drums, and three coke drum carriers. A coke drum carrier is a long flatcar that runs along a railway and is used to hold a coke drum, a large cylindrical container made of metal used to hold coke. The CDQ transport car is a powered locomotive engine that connects to the drum carrier and pulls it along the railway from the coke oven to the CDQ machine for processing. An operator controls the speed of the car from a control room located ontop of the CDQ transport car.

CDQ Transport Car for 6.25m Coke Oven Source: The Company

FusionTech manufactures CDQ transport cars by welding together steel plates to form the car’s structure and then integrating electronic components such as engines, wheels, and mechanical controls. Manufacture of CDQ transport cars requires advanced technical knowledge as CDQ transport cars must be acutely responsive to an operator’s commands to ensure the CDQ transport car stops at a precise location where dangerous hot coke may be loaded and unloaded safely. Management believes FusionTech’s CDQ transport cars are known in the coking industry for their high quality and competitive pricing.

The primary markets for FusionTech’s CDQ transport cars are new steel mills and coking plants in the China domestic market and existing steel mills and coking plants being modernized or seeking replacements for existing CDQ transport cars. Management estimates that CDQ transport cars have a useful life expectancy of approximately ten years.

(2) United Nations Framework Convention on Climate Change: Baotou Iron & Steel CDQ and Waste Heat Utilization for Electricity Generation Project, 03/08/2007, and “CDQ-Modern coking technology,” by Anhui Vocational College of Metallurgy and Technology. Assumptions made in calculations: Steel mill using two CDQ systems, each with 125 tons/hour coal capacity and 15 megawatt electricity generating capacity, and $0.055/kilowatt hour (based on average cost per KWH paid by Huaneng in 2009).

(3) PRC Ministry of Industry and Information Technology “Steel and Coking Industry CDQ Technology Marketing and Implementation Plan” January 20, 2010.

Coke Oven Elevator

We believe we are a leading designer and manufacturer of coke oven elevators used to repair damages and prevent toxic leaks as part of coke oven maintenance.

Source: The Company

According to the U.S. Department of Energy, the largest environmental issue with the steelmaking process is the carburizing of coal into coke for use in the iron-making process. Coke ovens, in addition to emitting dust and particulate emissions, produce noxius gases including nitrogen oxide, carbon monoxide, and carbon dioxide. These environmental hazards are particularly severe in China, the world’s largest producer of coke according to the United Nations Statistics Division. The PRC government has stated publicly that it plans to respond to these environmental issues by including new pollutants such as nitrogen oxide in its emission control list in China’s 12th Five Year Plan.(4) We believe the demand for coke oven maintenance products will increase as a result of the inclusion of these pollutants, and that our coke oven elevators are well-suited to meet this demand.

Coke oven elevators are used to transport workers to the top of a coke oven where they can repair damages and inspect for signs of toxic leaks. Regular coke oven maintenance is one of the primary ways pollution emission can be controlled during the coking process. Currently, we believe that we are the only domestic manufacturer in China for coke oven elevators that attach to coke ovens 7 meters and 7.63 meters in height. Management also believes that FusionTech’s coke oven elevators with these specifications are 50% cheaper than imported coke oven elevators, and are of superior quality as our elevators are powered by an internal battery rather than diesel fuel. Additionally, demand for coke oven elevators with these specifications is increasing due to the government directed consolidation of the China steel industry. As small inefficient steel mills and coking plants are closed and integrated into larger operations, all reconstructed coke ovens or newly installed coke ovens will likely exceed 5.5 meters in height to take advantage of the increased production efficiencies a larger coke oven provides. When a coke oven higher than 6 meters high is installed, an area adjacent to the coke oven is typically reserved for the installation of a coke oven elevator which can help reduce pollution emission and maintain the coke oven for optimal performance. The PRC’s current pollution emission reduction targets for the steel and coking industry also strongly encourage the installation of these coke oven elevators.

We sell our coke oven elevators to new steel mills and coking plants in China and to steel mills and coking plants that are replacing and/or reconstructing old coke oven elevators. Management estimates that the average coke oven elevator lasts ten years.

Production

We manufacture our CleanTech coke oven products and core coke oven products in our facilities in the city of Dalian, Liaoning Province, China. We base our production schedule on customer orders and schedule deliveries on a just-in-time basis. Our manufacturing operations principally involve the welding together of large steel plates and the integration of electronic components. It takes us approximately three months to design a CDQ transport car according to our customers’ specifications, and approximately another three months to manufacture. Coke oven elevators can be designed and manufactured within three months. We received ISO 9001:2008 Quality Management System certification in January 2008. We have implemented comprehensive quality control procedures, including non-destructive tests for defect detection conducted by our own quality control group.

Sales and Marketing

We employ approximately 10 sales people to sell and market our products directly to customers. Our sales people also engage in bidding for specific projects and maintain our relationships with long-term clients. We currently sell our products directly to large and medium scale China domestic steel mills and coking plants, and through general contractors that are hired by steel mills and coking plants to install complete CDQ systems. Management believes that these general contractors are responsible for the majority of CDQ installations in China. We fund our marketing costs through our working capital.

Suppliers

Our principal raw material purchases include carbon steel, stainless steel, and mechanical and electrical components. We have several suppliers for each of the materials we use to manufacture our products. We believe we will be able to obtain an adequate supply of steel and mechanical and electrical components to meet our manufacturing requirements. We maintain a good business relationship with all of our suppliers.

(4) Jing, Li. “New pollution reduction targets listed.” China Daily.  January 26, 2010.

Customers

Our customer base for our coking products includes large and medium scale steel mills and coking plants in China. We sell our products either directly to these steel mills and coking plants or through one of four general contractors in China of CDQ systems. We believe we have strong business relationships with these four general contractors, ACRE Coking and Refractory Engineering Consulting Corporation Co., Ltd., Sinosteel Equipment and Engineering Co., Ltd., China-Japan Energy and Environment Engineering Technology Co., Ltd., and Jigang International Engineering Technology Co., Ltd.

In 2009, our three largest customers, ACRE Coking and Refractory Engineering Consulting Corporation, Co., Ltd., Sinosteel Equipment and Engineering Co., Ltd., and Jinan Steel Corp., accounted for approximately 32%, 28%, and 8%, respectively, of our total revenues.

For the nine months ended September 30, 2010, our three largest customers, ACRE Coking and Refractory Engineering Consulting Corporation, Co., Ltd., Jinan Steel Corp., and Sinosteel Equipment and Engineering Co. Ltd., accounted for approximately 38%, 28%, and 22%, respectively, of our total revenues.

Intellectual Property

We rely on the patent laws in China, along with confidentiality procedures and contractual provisions, to protect our intellectual property and maintain our competitive edge in the marketplace. Currently we own seven patents, three for different models of our CDQ transport cars, one for our coke oven elevator, one for our coal cleaning machine, one for our steel belt feeding roller, and one for our charging gas transfer car. One of our CDQ transport car patents will expire in 2016 and two will expire in 2017. Our coke oven elevator patent will expire in 2019, our coal cleaning machine patent will expire in 2018, and our steel belt feeding roller and charging gas patents will expire in 2020. As we continue to develop our CleanTech coke oven products we will apply for new patents to protect our innovations. We have also executed non-disclosure agreements with key employees to protect our patents and other trade secrets related to our business.

Research and Development

To maintain our competitive edge in the marketplace and keep pace with new technologies, we believe it is important to devote resources to ongoing research and development to find improved efficiencies in the design, cost, pollution reduction, and energy conservation capabilities of our products, while identifying and developing new coking products. We plan to spend approximately $750,000 on research and development in 2010.

Governmental and Environmental Regulation

Our business and company registrations are in compliance in all material respects with the laws and regulations of the municipal and provincial authorities of the Liaoning Province and China. We are subject to the National Environmental Protection Law of the PRC as well as local laws regarding pollutant discharge, air, water and noise pollution, with which we comply. We currently incur nominal costs in connection with environmental laws as our manufacturing processes generate minimal discharge.

We are not subject to any other government regulations that would require us to obtain a special license or approval from the PRC government to conduct our CleanTech coke oven products and related products business.

Competition

Our coking products compete against both China domestic manufacturers and international manufacturers. Our deep industry expertise for the past 18 years has allowed us to successfully design and manufacture products that we believe meet the demand and satisfaction of our clients. We believe we have strong relationships with our existing customer base and that our products are recognized for their high quality and innovation. The manufacturing industry for coking products in China is highly fragmented with many different manufacturers holding small shares of the total market. Many of our competitors have manufacturing operations that span many different heavy machinery industries, and as a result they may have larger operations and greater financial resources than us. We plan to remain competitive by continuing to market our eighteen year operating history, our reputation for superior products, by funding research and development to improve our current line of CleanTech coke oven products, and by focusing on developing new innovative products that focus on environmental conservation.

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Proprietary product designs - We own seven different patents including three for different models of our highly demanded CDQ transport cars. Management estimates that these three models of CDQ transport cars occupy 60% of the China domestic market.

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Award winning technology – We designed and manufactured a CDQ transport car which was an integral component of a major CDQ project in Maanshan, China. This CDQ project received the Metallurgical Technology First Class Award from the China Iron and Steel Association and the Chinese Society for Metals in 2005. In 2009 this CDQ project also received the National Science and Technology Second Class Award.

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Strong business relationships – We have strong business relationships with the four CDQ general contractors who management believes occupy the majority of the domestic China CDQ market. Management believes its relationships with these contractors will continue, providing the Company with a valuable and growing distribution channel for its CleanTech coke oven products.

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Industry Experience – We have an eighteen year operating history and are led by a management team with over thirty years of metallurgical, heavy machinery, and coke industry experience.  At our inception we only manufactured traditional core coke oven products. In 2002 we were able to successfully expand our product offerings to include coke dry quenching products.

•	Customer Service – We work closely with our customers to design and manufacture products to their custom specifications. Our technical staff provides onsite guidance through the installation process.

 Seasonality

We typically experience stronger sales in the third and fourth quarters of our fiscal year ending December 31st. This is due to general contractors of CDQ systems, coking plants, and steel mills typically placing their orders with us at the beginning of each fiscal year. We typically ship these orders in the second half of the year.

Employees

As of November 22, 2010 we had approximately 160 full-time employees. We plan to hire an additional 100 full-time employees by the end of 2011. We believe that relations with our employees are satisfactory and retention has been stable. We enter into standard labor contracts with our employees as required by the PRC government and adhere to state and provincial employment regulations. We provide our employees with all social insurance as required by state and provincial laws, including pension, unemployment, basic medical and workplace injury insurance. We have no collective bargaining agreements with our employees.

Planned Expansion: Steel Plate Fusion

In the second quarter of 2011, we plan to expand our existing operations to offer our proprietary Steel Plate Fusion services to China steel plate manufacturers of clad metal plates and extra-thick carbon steel plates.

Clad metal plates is a general term used to describe metal plates composed of two dissimilar metals. For example, a clad metal plate may combine stainless and carbon steel, titanium and steel, aluminum and steel, or nickel and steel. Our Steel Plate Fusion services will be initially used in the production of clad steel plates, composed of stainless and carbon steel. However, management believes that Steel Plate Fusion can be used to manufacture all types of clad metal plates.

 A clad steel plate is a composite steel plate manufactured by bonding stainless steel with carbon steel. Currently the most common method of producing clad steel plates in China is through the use of a technique called explosion welding. Clad steel plates have the structural strength of carbon steel and the anticorrosive and heat resistant properties of stainless steel, but are less costly than pure stainless steel plates because they combine cheaper carbon steel with stainless steel.  In addition, clad steel plates provide similar functionalities as stainless steel plates and can be used for similar industrial applications. Clad steel plates have widespread industry applications, especially in areas of rapid growth in China. Clad steel plates are used in heavy industrial applications such as in the construction of ships, piping, nuclear reactors, pressure vessels, heat exchangers, power generation equipment, and coking equipment, all of which require the anti-corrosive and heat resistant properties of clad steel plates.

An extra-thick carbon steel plate is a steel plate over 80 millimeters thick and is currently manufactured through either mold casting or electroslag remelting. Extra-thick carbon steel plates are also used in heavy industrial applications such as in the construction of ships, bridges, buildings, metallurgical equipment, mining equipment, and power generation equipment, all of which require the strength and endurance of extra-thick carbon steel plates of certain standards and specifications.

China’s growing demand for steel is reflected in the China domestic clad steel plate and extra-thick carbon steel plate market. The market demand for clad steel plates is estimated to be 2.4 million tons or $6.1 billion. The demand for clad steel plates is expected to grow to 8.5 million tons or $22 billion by 2015. The market demand for extra-thick carbon steel plates, or carbon steel plates that exceed 80 millimeters in thickness, is estimated to be 8.2 million tons or $9 billion. By 2015, demand is expected to increase to 26 million tons or $28.7 billion. 5

We believe Steel Plate Fusion will transform the way clad steel plates and extra-thick carbon steel plates are made in China as it is a unique and innovative method of production that will offer significant cost savings and production efficiencies to China steel plate manufacturers who currently use conventional methods.

Conventional Production Methods

Clad Steel Plates

Conventional clad steel plate manufacturing occurs through a three step process:

1.
Continuous casting - Molten steel is solidified into a thick rectangular slab through a process known as continuous casting, a low-cost and efficient mass production method of producing high quality carbon and stainless steel slabs.

2.	The resulting carbon and stainless steel slabs are hot rolled/compressed through a steel rolling mill which flattens the slabs into rectangular carbon and stainless steel plates.

3.
The stainless steel plate is then welded to the carbon steel plate through a technique known as explosion welding. Explosion welding uses force generated from controlled explosions to weld together two dissimilar metal plates. It is the most commonly used method of welding together metal plates in China.

The end product is a clad steel plate which is comprised of a carbon steel plate and an anti-corrosive layer of a stainless steel plate. Explosion welding can be extremely dangerous as the use of explosives to weld together metal plates is an inherently dangerous activity. Additionally, the explosions used to weld the plates together can often produce unwanted bubbles on the outer surface of the plate. These bubbles must be manually corrected, requiring significant time and expense on the part of the steel plate manufacturer.

Extra-Thick Carbon Steel Plates

Extra-thick carbon steel plates are conventionally manufactured through either one of two processes, mold casting or electroslag remelting.

1.
Mold Casting - Molten steel is poured into a rectangular cast and cooled within the cast until it solidifies. The resultant thick steel slab is compressed through a steel rolling mill to produce an extra-thick carbon steel plate. Mold casting is currently the most commonly used method to produce extra-thick carbon steel plates in China.

2.
Electroslag Remelting (ESR) – Molten steel is solidified into a thick rectangular slab through continuous casting and then remelted in a metal mold. Once the remelted slab is cooled and solidified within the mold, it is compressed through a steel rolling mill to produce an extra-thick carbon steel plate. ESR is used instead of mold casting for certain industry applications that require higher quality plates because it produces an extra-thick carbon steel plate with fewer flaws. However, ESR is costlier than mold casting because the steel is melted twice and the rejection rate for the final steel plate is higher.

Management believes that our Steel Plate Fusion services are a more cost effective and efficient method to produce extra-thick carbon steel plates. As compared to mold casting, Steel Plate Fusion uses continuous casting in the production of extra-thick carbon steel plates. Continuous casting is generally accepted as the cheapest and most efficient method for producing metal slabs up to a certain thickness and also produces a higher quality end product. As compared to electroslag remelting, Steel Plate Fusion can produce a similar quality plate without the added step of remelting the solidified metal slab prior to compression in the steel rolling mill, thereby saving time and expense in the production process.

 (5) Source: Zero Power Intelligence Research “China Thick Steel Plate Industry Research and Analysis” 2010.  (the “Steel Plate Report”)

Steel Plate Fusion

Steel Plate Fusion is our proprietary technology that we believe is the first and only of its kind in China. We plan to offer Steel Plate Fusion as a value added service to steel plate manufacturers in China. We believe Steel Plate Fusion will be in high demand as it will lower production costs and improve efficiencies in the manufacture of clad and extra-thick carbon steel plates in China.

Steel Plate Fusion uses electron-beam welding technology as part of its proprietary process, which includes the manipulation of pressure and temperature during the fusion process, to fuse together large metal slabs used in the production of clad steel plates and extra-thick carbon steel plates. Electron-beam welding is a fusion welding process that was first developed in 1958 to weld together component parts used in modern technology such as jet engines, electric motors, and automobiles. Electron-beam welding employs a high-velocity electron beam in a vacuum to fuse together desired components. Through research and development, FusionTech modified traditional electron beam welding technology so it could be used to fuse together large metal slabs to produce clad steel plates or extra-thick carbon steel plates. Management believes that Steel Plate Fusion will be a cheaper, faster, and higher yielding method by which to produce clad steel plates and extra-thick carbon steel plates in China, as compared to conventional methods of production.

Step 1 Steel Slab Production
Coal
Limestone
Iron Ore
Coke
Coke Oven
Furnace
Molten Steel
Step 2 Steel Plate Fusion
Continuous Casting
Carbon/Stainless
Steel Slabs
Extra-Thick Steel Slabs
Step 3 Thick Steel Slab Compression
Clad/Extra-Thick
Steel Plates
Rolling Mill

To manufacture clad steel plates and extra-thick carbon steel plates through Steel Plate Fusion, coal, limestone and iron ore are first processed by a blast furnace to produce molten steel. The molten steel is then transformed into rectangular steel slabs through the continuous casting process. After the slabs have cooled and solidified, a truck transports the steel slabs to our processing facilities which are adjacent to the steel plate manufacturing plant. At our facility our staff mounts the rectangular steel slabs and fuses them together using Steel Plate Fusion. The fused slab is then transported back to the steel plate manufacturer where it is heated and compressed through a steel rolling mill to produce the final clad steel or extra-thick carbon steel plate.

During our testing of Steel Plate Fusion we successfully produced clad steel plates and extra-thick carbon steel plates in the facilities of a large steel manufacturer in China. Microscopic and x-ray testing of the steel slabs fused together through Steel Plate Fusion exceeded the stringent testing standards required by steel plate manufacturers who produce clad steel plates and extra-thick carbon steel plates. According to our tests, the final clad steel plates and extra-thick carbon steel plates produced through Steel Plate Fusion are of higher quality than those produced through explosion welding or mold casting respectively. The clad steel plates produced through Steel Plate Fusion were free of air bubbles often present in clad steel plates manufactured through explosion welding. Additionally, we were able to produce extra-thick carbon steel plates thicker than 100 millimeters and with an overall lower rejection rate than plates produced through mold casting or electroslag remelting.

Intellectual Property

We filed an application for an invention patent covering Steel Plate Fusion in China on September 13, 2010. The invention patent offers stronger protection for new technological processes than the more commonly used utility patent. If granted, the invention patent will prevent competitors from utilizing Steel Plate Fusion for a period of twenty years as compared to only ten years for a utility patent. We strongly believe that the application for the invention patent will be approved as no other company in China uses technology similar to Steel Plate Fusion.

Although the application process takes approximately eighteen months to complete, the filing of an invention patent in China grants the applicant temporary protection during this time. Should any competitor in China seek to implement Steel Plate Fusion in its own operations, FusionTech will have a legal claim against them.

The operation of Steel Plate Fusion requires specific skills and operational knowledge to prevent defects in production and waste of expensive raw materials. We will protect our operational knowledge of Steel Plate Fusion as a trade secret. FusionTech has implemented confidentiality procedures and contractual provisions with its employees who work with Steel Plate Fusion.  Steel plate manufacturers who work with FusionTech will also be required to follow strict confidentiality procedures with respect to Steel Plate Fusion. We believe these steps will adequately protect our proprietary knowledge of the operational and technical aspects of Steel Plate Fusion.

Customers

We believe our customer base for Steel Plate Fusion will be medium and large-scale steel plate manufacturers across China who produce clad steel plates and extra-thick carbon steel plates. We believe that the cost and efficiency advantages Steel Plate Fusion has over conventional methods of clad and extra-thick carbon steel plate production will help drive demand for our services.

We plan to market our Steel Plate Fusion technology directly to steel plate manufacturers across China through our existing sales team for our CleanTech coke oven products. We believe that our pre-existing relationships with steel manufacturers formed through the sale of our coking products will provide avenues for marketing and selling the Steel Plate Fusion value added service.

We have signed a non-exclusive strategic contract to provide our Steel Plate Fusion services to Minmetals Yingkou, a large steel plate manufacturer located in northern China, and a subsidiary of China Minmetals Corporation, a large China conglomerate with over $26 billion in revenue. Pursuant to the contract, FusionTech is constructing a Steel Plate Fusion processing facility adjacent to Minmetals Yingkou’s steel plate production facilities. Minmetals Yingkou will produce the carbon and stainless steel slabs using its own continuous casting system, and the slabs will then be sent to the adjacent FusionTech processing factory to be fused together using Steel Plate Fusion. These fused metal slabs will then be sent back to the Minmetals Yingkou steel plate rolling mill where they will be compressed in Minmetals Yingkou’s rolling machinery to produce finished clad steel plates and extra-thick carbon steel plates.

Minmetals Yingkou will be responsible for selling the steel plates to end users. Minmetals Yingkou, an established and reputable steel plate manufacturer in China, plans to use its existing wide distribution network and customer relationships to sell and market the steel plates manufactured using Steel Plate Fusion.  The contract requires Minmetals Yingkou to pay FusionTech an agreed upon processing fee per ton of clad steel plates and extra-thick carbon steel plates manufactured using Steel Plate Fusion. The contract provides for a total production of 200,000 to 500,000 tons of plates. The final tonnage produced will depend on market conditions. We believe that Steel Plate Fusion will begin generating revenues by the third quarter of 2011. The Company plans to hire an additional 70 employees to work in the Steel Plate Fusion processing facility in Yingkou.

FusionTech plans to use a similar business model when partnering with other medium and large-scale steel plate manufacturers across China. We believe this franchise model of expansion, where we build processing factories adjacent to major China steel plate manufacturers, will provide us with first mover advantage and discourage potential competitors from entering our newly created market.

Business Strategy

We believe that we are the only Company in China to offer Steel Plate Fusion as a method of producing clad steel plates and extra-thick carbon steel plates. We believe that the production efficiencies and cost savings offered by Steel Plate Fusion will enable us to successfully compete in a market dominated by less efficient and more costly production methods. We plan to remain competitive by vigorously protecting our intellectual property and heavily marketing our Steel Plate Fusion technology as the low-cost, higher efficiency alternative to conventional production methods for clad steel plates and extra-thick carbon steel plates.

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First mover advantage –We believe our Steel Plate Fusion services will be successful because FusionTech is the only Company to offer this low cost and high efficiency method of producing clad steel plates and extra-thick carbon steel plates in China, the market demand for which are expected to grow in the next five years by 262% and 217% respectively, according to the Steel Plate Report.

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Established barriers to entry – The high research and development costs necessary to develop Steel Plate Fusion technology will prevent competitors from entering our newly created market. FusionTech has also applied for an invention patent for Steel Plate Fusion which, if granted, will provide legal protection for the technology for twenty years.  We strongly believe that the invention patent will be approved. Additionally, we believe our franchise model of expansion will strengthen our presence throughout different areas of China. The construction of processing facilities adjacent to steel plate manufacturers will also create strong barriers to entry and discourage potential competitors.

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Significant costs savings and higher efficiencies over existing technologies – Based on our testing of Steel Plate Fusion, management estimates that Steel Plate Fusion technology will save steel plate manufacturers considerable costs, time, resources, and help to expand production output of both clad steel plates and extra-thick carbon steel plates.

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Asset-light, value added service business model - As management plans to pursue a strategy where clients pay FusionTech for its Steel Plate Fusion services rather than for final steel plates produced, FusionTech will not have to invest in expensive continuous casting and steel rolling equipment in order to earn revenues from Steel Plate Fusion. We believe this is a superior business model as compared to producing clad steel plates and extra-thick carbon steel plates which require high capital expenditures for steel slab production and their subsequent compression through hot rolling. We also plan to leverage our steel plate manufacturer partners’ existing distribution network and customer base to expand the volume of steel plates produced using Steel Plate Fusion.

 Properties

Our principal executive offices and our designing and manufacturing facilities for our CleanTech coke oven products and core coke oven products are located in Dalian, Liaoning Province, China. We lease four buildings in Dalian, and the land each of them occupy, which include our office headquarters and three separate manufacturing factories. FusionTech is currently in the process of obtaining the land-use rights from the PRC government for the land adjacent to Minmetals Yingkou’s factory, where FusionTech has begun construction of a processing facility for Steel Plate Fusion, and for another piece of land located in Dalian, Liaoning Province, China.

Legal Proceedings

FusionTech may occasionally become involved in various lawsuits and legal proceedings arising in the ordinary course of business. Litigation is subject to inherent uncertainties and an adverse result in these or other matters that may arise from time to time may have an adverse affect on our business, financial conditions or operating results. FusionTech is currently not aware of any such legal proceedings or claims that will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

Risk Factors

Risks Related to Our Business

Our plans for growth rely on a new business that we have not yet commenced. This line of business will be critical to our success in the future, and if it is unsuccessful our potential for growth may be adversely affected.

Steel Plate Fusion is a new service offered by the Company that will commence operations in the second quarter of 2011. While we have already signed a contract with a large steel plate manufacturer in China to provide these services, we have not yet commenced mass production at any facility.  We cannot assure you that large scale production will be profitable or that the production techniques we use will be suitable for mass production. Moreover, while during the testing of Steel Plate Fusion we successfully produced clad and extra-thick carbon steel plates, and the final produced steel plates met or exceeded the quality standards required by our customer; we cannot assure you that we will be able to maintain such standards when we commence mass production. Therefore we cannot assure you that Steel Plate Fusion will be a profitable line of business and will ultimately succeed as currently planned. Any significant setback in our plans for Steel Plate Fusion may adversely affect our future profitability and potential for growth.

We are a major purchaser of certain raw materials that we use in the manufacturing process of our clean coking and related products, and price changes for the commodities we depend on may adversely affect our profitability.

The Company’s largest raw materials purchases consist of stainless steel and carbon steel. As such, fluctuations in the price of steel in the China domestic market will have an impact on the Company’s operating costs and related profits. International steel prices were lower in 2009 than in 2008, but prices have increased in 2010 along with the general economic recovery. The iron ore import price in China has also increased since 2009, which will impact the price and volume of steel produced by the China domestic steel industry.

Our profitability depends in part upon the margin between the cost to us of certain raw materials, such as stainless steel and carbon steel, used in the manufacturing process, as well as our fabrication costs associated with converting such raw materials into assembled products, compared to the selling price of our products, and the overall supply of raw materials. It is our intention to base the selling prices of our products in part upon the associated raw materials costs to us. However, we may not be able to pass all increases in raw material costs and ancillary acquisition costs associated with taking possession of the raw materials through to our customers. Although we are currently able to obtain adequate supplies of raw materials, it is impossible to predict future availability or pricing. The inability to offset price increases of raw materials by sufficient product price increases, and our inability to obtain raw materials, would have a material adverse effect on our consolidated financial condition, results of operations and cash flows.

The Company does not engage in hedging transactions to protect against raw material fluctuations, but attempts to mitigate the short-term risks of price swings by purchasing raw materials in advance.

We derive a substantial part of our revenues from several major customers. If we lose any of these customers or they reduce the amount of business they do with us, our revenues may be seriously affected.

Our three largest customers accounted for approximately 69% of total sales for the fiscal year ended December 31, 2009, and our largest customer accounted for approximately 32% of total sales in the fiscal year ended December 31, 2009. Our three largest customers accounted for approximately 88% of total sales for the nine months ended September 30, 2010, and our largest customer accounted for approximately 38% of total sales for the nine months ended September 30, 2010. These customers may not maintain the same volume of business with us in the future. If we lose any of these customers or they reduce the amount of business they do with us, our revenues and profitability may be seriously affected. We do not foresee our relying on these same customers for revenue generation as we introduce new product lines, new generations of existing product lines, and expand our business to include Steel Plate Fusion services. We cannot be assured, however, that we will be able to successfully introduce new products or services.

We may lose customers for our traditional coke oven products due to consolidation of the steel industry in China.

We currently sell our traditional coke oven products to a number of medium size steel mills and coking plants in China. If these medium size steel mills and coking plants are forced to close or consolidate with larger operations, we may lose them as our customers. While we believe that consolidation of the steel industry in China will increase the demand for our clean coking products as larger steel mills and coking plants with greater capital resources are formed, there are no guarantees that we will be able to successfully retain these larger steel mills and coking plants as our customers.

The steel industry is cyclical in nature and is subject to the fluctuations of the global economy, a downturn in which could adversely affect our revenues and the profitability of our planned expansion into Steel Plate Fusion.

Our clean coking and related products are used by large and medium size steel mills and coking plants in China whose businesses are dependent on the strength of the global steel industry. Any drop in the demand for steel due to global economic factors may cause these steel mills and coking plants to reduce their level of capital expenditures which in turn could adversely affect our revenues from our coke oven products. Such an occurrence may also negatively affect the profitability of our planned expansion into Steel Plate Fusion.

If we are not able to manage our growth, we may not be profitable.

Our continued success will depend on our ability to expand and manage our operations and facilities. There can be no assurance we will be able to manage our growth, meet the staffing requirements for our current or planned business or successfully assimilate and train new employees. In addition, to manage our growth effectively, we may be required to expand our management base and enhance our operating and financial systems. If we continue to grow, there can be no assurance the management skills and systems currently in place will be adequate. Moreover, there can be no assurance we will be able to manage any additional growth effectively. Failure to achieve any of these goals could have a material adverse effect on our business, financial condition or results of operations.

Our accounts receivables remain outstanding for a significant period of time, which has a negative impact on our cash flow and liquidity.

Our agreements with our customers related to our clean coking and related products generally provide that approximately 30% of the purchase price is due upon the placement of an order, 30% upon reaching certain milestones in the manufacturing process and 30% upon customer acceptance of the product. As a common practice in the manufacturing business in China, payment of the final 10% of the purchase price is due no later than the termination date of our warranty period, which is a negotiated term of up to 24 months from the acceptance date. We account for payments received from customers prior to customer acceptance of the product as unearned revenue.

We may experience material disruptions to our operations.

While we seek to operate our facilities in compliance with applicable rules and regulations and take measures to minimize the risks of disruption at our facilities, a material disruption at one of our facilities could prevent us from meeting customer demand, reduce our sales and/or negatively impact our financial results. Any of our facilities, or any of our machines within an otherwise operational facility, could cease operations unexpectedly due to a number of events, including: prolonged power failures; equipment failures; disruptions in the transportation infrastructure including roads, bridges, railroad tracks; and fires, floods, earthquakes, acts of war, or other catastrophes.

We cannot be certain our innovations and marketing successes will continue.

We believe our past performance has been based on, and our future success will depend, in part, upon our ability to continue to improve our existing products through product innovation and to develop, market and produce new products and services. We cannot assure you that we will be successful in introducing, marketing and producing any new products or services, or that we will develop and introduce in a timely manner innovations to our existing products which satisfy customer needs or achieve market acceptance. Our failure to develop new products or services and introduce them successfully and in a timely manner could harm our ability to grow our business and could have a material adverse effect on our business, results of operations and financial condition.

The technology used in our products and services may not satisfy the changing needs of our customers.

While we believe we have hired or engaged personnel who have the experience and ability necessary to keep pace with advances in technology, and while we continue to seek out and develop “next generation” technology through our research and development efforts, there is no guarantee we will be able to keep pace with technological developments and market demands in our target industries and markets. Although certain technologies in the industries we occupy are well established, we believe our future success depends in part on our ability to enhance our existing products and develop new products and services in order to continue to meet customer demands. With any technology, including the technology of our current and proposed products and services, there are risks that the technology may not address successfully all of our customers’ needs. Moreover, our customers’ needs may change or vary. This may affect the ability of our present or proposed products and services to address all of our customers’ ultimate technology needs in an economically feasible manner, which could have a material adverse affect on our business.

We may not be able to keep pace with competition in our industry.

Our clean coking and related products business is subject to risks associated with competition from new or existing industry participants who may have more resources and better access to capital. Many of our competitors and potential competitors may have substantially greater financial and government support, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. Among other things, these industry participants compete with us based upon price, quality, location and available capacity. We cannot be sure we will have the resources or expertise to compete successfully in the future. Some of our competitors may also be able to provide customers with additional benefits at lower overall costs to increase market share. We cannot be sure we will be able to match cost reductions by our competitors or that we will be able to succeed in the face of current or future competition.

We will face different market dynamics and competition as we develop new products and services to expand our target markets. In some markets, our future competitors would have greater brand recognition and broader distribution than we currently enjoy. We may not be as successful as our competitors in generating revenues in those markets due to lower recognition of our brand, lower customer acceptance, lower product quality history and other factors. As a result, any new expansion efforts could be more costly and less profitable than our efforts in our existing markets.

If we are not as successful as our competitors in our target markets, our sales could decline, our margins could be impacted negatively and we could lose market share, any of which could materially harm our business.

Our coking products may contain defects, which could adversely affect our reputation and cause us to incur significant costs.

Despite testing by us, defects may be found in existing or new products. Any such defects could cause us to incur significant return and exchange costs, re-engineering costs, divert the attention of our engineering personnel from product development efforts, and cause significant customer relations and business reputation problems. Any such defects could force us to undertake a product recall program, which could cause us to incur significant expenses and could harm our reputation and that of our products. If we deliver defective products, our credibility and the market acceptance and sales of our products could be harmed.

The nature of our products creates the possibility of significant product liability and warranty claims, which could harm our business.

Material failure of any of our clean coking or related products would have a material adverse affect on our business. Customers use some of our products in potentially hazardous applications that can cause injury or loss of life and damage to property, equipment or the environment. In addition, some of our products are integral to the production process for some end-users and any failure of our products could result in a suspension of their operations. Although we have a quality control group specifically charged with inspecting our products prior to delivery, we cannot be certain our products will be completely free from defects. Moreover, we do not have any product liability insurance and may not have adequate resources to satisfy a judgment in the event of a successful claim against us. While we have not yet experienced any product liability claims against us, we cannot predict whether product liability claims will be brought against us in the future or the impact of any resulting negative publicity on our business. The successful assertion of product liability claims against us could result in potentially significant monetary damages and require us to make significant payments.

Our Steel Plate Fusion technology and the steel plates it is used to produce may contain defects, which could adversely affect our planned business expansion.

While the tests we have conducted on our Steel Plate Fusion technology have revealed no defects in the technology or in the steel plates produced, we have not used Steel Plate Fusion to produce a large quantity of steel plates, and will not do so until the second quarter of 2011. We cannot be certain that when the technology is used to produce a large quantity of steel plates that the final produced steel plates will be free of defects. Any such defects could adversely affect our planned business expansion.

We face risks associated with managing domestic operations.

All of our operations are conducted in China. There are a number of risks inherent in doing business in such market, including the following:

▪	unfavorable political or economical factors;

▪	fluctuations in foreign currency exchange rates;

▪	potentially adverse tax consequences;

▪	unexpected legal or regulatory changes;

▪	lack of sufficient protection for intellectual property rights;

▪	difficulties in recruiting and retaining personnel, and managing international operations; and

▪	less developed infrastructure.

Our inability to manage successfully the risks in our China domestic activities could adversely affect our business. We can provide no assurances that any new market expansion will be successful because of the risks associated with conducting such operations, including the risks listed above.

We may not be able to protect our technology and other proprietary rights adequately.

Our success will depend in part on our ability to obtain and protect our products, methods, processes and other technologies, to preserve our trade secrets, and to operate without infringing on the proprietary rights of third parties, both domestically and abroad. Despite our efforts, any of the following may reduce the value of our owned and used intellectual property:

▪	issued patents and trademarks that we own or have the right to use may not provide us with any competitive advantages;

▪	our efforts to protect our intellectual property rights may not be effective in preventing misappropriation of our technology or that of those from whom we license our rights to use;

▪	our efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those we use or develop; or

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another party may obtain a blocking patent and we or our licensors would need to either obtain a license or design around the patent in order to continue to offer the contested feature or service in our products.

Effective protection of intellectual property rights may be unavailable or limited in certain foreign countries. If we are unable to protect our proprietary rights adequately, it would have a negative impact on our operations.

We may be subject to claims that we have infringed the proprietary rights of others, which could require us to obtain a license or change designs.

Although we do not believe any of our products or services infringe upon the proprietary rights of others, there is no assurance that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against us or that any such assertions or prosecutions will not have a material adverse affect on our business. Regardless of whether any such claims are valid or can be asserted successfully, defending against such claims could cause us to incur significant costs and could divert resources away from our other activities. In addition, assertion of infringement claims could result in injunctions that prevent us from distributing our products. If any claims or actions are asserted against us, we may seek to obtain a license to the intellectual property rights that are in dispute. Such a license may not be available on reasonable terms, or at all, which could force us to change our designs.

Our application for an invention patent covering Steel Plate Fusion may not be granted, which could adversely impact our planned business expansion.

There can be no absolute assurances that the PRC State Intellectual Property Officer, or SIPO, will grant our patent. If we do not obtain a patent covering Steel Plate Fusion we will have to rely on protecting our Steel Plate Fusion technology from potential competitors as a trade secret, which may require greater resources and may not be as effective in protecting the technology from use by potential competitors.

We may need additional capital to execute our business plan and fund operations and may not be able to obtain such capital on acceptable terms or at all.

In connection with the planned expansion of our business to offer Steel Plate Fusion services we will likely incur significant capital and operational expenses. Management anticipates that our existing capital resources and cash flows from operations and current short-term bank loans will be adequate to satisfy our liquidity requirements for the next 12 months. However, if available liquidity is not sufficient to meet our plans for expansion, current operating expenses and loan obligations as they come due, our plans include pursuing alternative financing arrangements. Our ability to obtain additional capital on acceptable terms or at all is subject to a variety of uncertainties, including:

▪	investors’ perceptions of, and demand for, companies in our industry;

▪	investors’ perceptions of, and demand for, companies operating in China;

▪	conditions of the United States and other capital markets in which we may seek to raise funds;

▪	our future results of operations, financial condition and cash flows;

▪	governmental regulation of foreign investment in companies in particular countries;

▪	economic, political and other conditions in the United States, China, and other countries; and

▪	governmental policies relating to foreign currency borrowings.

We may be required to pursue sources of additional capital through various means, including joint venture projects and debt or equity financings. There is no assurance we will be successful in locating a suitable financing transaction in a timely fashion or at all. In addition, there is no assurance we will obtain the capital we require by any other means. Future financings through equity investments are likely to be dilutive to our existing shareholders. Also, the terms of securities we may issue in future capital transactions may be more favorable for our new investors. Newly issued securities may include preferences or superior voting rights, be combined with the issuance of warrants or other derivative securities, or be the issuances of incentive awards under equity employee incentive plans, which may have additional dilutive effects. Furthermore, we may incur substantial costs in pursuing future capital and financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition.

If we cannot raise additional funds on favorable terms or at all, we may not be able to carry out all or parts of our strategy to maintain our growth and competitiveness or to fund our operations. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, even to the extent that we reduce our operations accordingly, we may be required to cease operations.

We may not be able to attract the attention of major brokerage firms because we became public by means of a share exchange.

There may be risks associated with our becoming public through the Share Exchange Agreement. Analysts of major brokerage firms may not provide coverage for our company because there is no incentive for brokerage firms to recommend the purchase of our common stock. Furthermore, we can give no assurance that brokerage firms will, in the future, want to conduct any secondary offerings on our behalf.

Our business could be subject to environmental liabilities.

As is the case with manufacturers of similar products, we use certain hazardous substances in our operations. Currently, we do not anticipate any material adverse effect on our business, revenues or results of operations as a result of compliance with the environmental laws and regulations of the PRC. However, the risk of environmental liability and charges associated with maintaining compliance with PRC environmental laws is inherent in the nature of our business, and there is no assurance that material environmental liabilities and compliance charges will not arise in the future.

If we lose our key personnel, or are unable to attract and retain additional qualified personnel, the quality of our services may decline and our business may be adversely impacted.

We rely heavily on the expertise, experience and continued services of our senior management, including our Chief Executive Officer, Mr. Lixin Wang. Loss of his services could adversely impact our ability to achieve our business objectives. Mr. Wang is a key factor in our success because of his extensive industry experience and reputation. The continued development and planned expansion of our business depends upon the continued employment of Mr. Wang. We do not currently have an employment agreement with Mr. Wang, and his standard labor contract does not include provisions for non-competition or confidentiality.

We believe our future success will depend upon our ability to retain key employees and our ability to attract and retain other skilled personnel. The rapid growth of the economy in China has caused intense competition for qualified personnel. We cannot guarantee that any employee will remain employed by us for any definite period of time or that we will be able to attract, train or retain qualified personnel in the future. Such loss of personnel could have a material adverse effect on our business and company. Moreover, qualified employees periodically are in great demand and may be unavailable in the time frame required to satisfy our customers’ requirements. We need to employ additional personnel to expand our business. There is no assurance we will be able to attract and retain sufficient numbers of highly skilled employees in the future. The loss of personnel or our inability to hire or retain sufficient personnel at competitive rates could impair the growth of our business.

We will incur significant costs as a result of our operating as a public company and our management will be required to devote substantial time to new compliance initiatives.

While we are a public company, our compliance costs prior to the Share Exchange in November 2010 were not substantial in light of our limited operations. Dalian never operated as a public company prior to the Share Exchange. As a public company with substantial operations, we will incur increased legal, accounting and other expenses. The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to shareholders is time-consuming and costly.

It will also be time-consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).  Certain members of our management have limited or no experience operating a company whose securities are listed on a national securities exchange or with the rules and reporting practices required by the federal securities laws and applicable to a publicly traded company. We will need to recruit, hire, train and retain additional financial reporting, internal control and other personnel in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, we may not be able to obtain the independent accountant certifications required by the Sarbanes-Oxley Act.

If we fail to establish and maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud. Any inability to report and file our financial results accurately and timely could harm our business and adversely impact the trading price of our common stock.

We are required to establish and maintain internal controls over financial reporting, disclosure controls, and to comply with other requirements of the Sarbanes-Oxley Act and the rules promulgated by the SEC. Our management, including our Chief Executive Officer and Chief Financial Officer, cannot guarantee that our internal controls and disclosure controls will prevent all possible errors or prevent all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, no system of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Furthermore, controls can be circumvented by individual acts of some persons, by collusion of two or more persons, or by management override of the controls. The design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, a control may become inadequate because of changes in conditions or the degree of compliance with policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and may not be detected.

We are a holding company that depends on cash flow from our wholly owned subsidiary to meet our obligations.

After the Share Exchange, we became a holding company with no material assets other than the stock of our wholly owned subsidiary, Dalian. Accordingly, Dalian will conduct all of our operations, which are responsible for research, production and delivery of goods. We currently expect that we will primarily retain the earnings and cash flow of our subsidiary for use by us in our operations.

All of Dalian’s liabilities survived the Share Exchange and there may be undisclosed liabilities that could have a negative impact on our financial condition.

Before the Share Exchange, certain due diligence activities on the Company and Dalian were performed. The due diligence process may not have revealed all liabilities (actual or contingent) of the Company and Dalian that existed or which may arise in the future relating to the Company’s activities before the consummation of the Share Exchange. Notwithstanding that all of the Company’s pre-closing liabilities were transferred to a third party pursuant to the terms of the Share Exchange Agreement, it is possible that claims for such liabilities may still be made against us, which we will be required to defend or otherwise resolve. The transfer pursuant to the Share Exchange Agreement may not be sufficient to protect us from claims and liabilities, and any breaches of related representations and warranties. Any liabilities remaining from the Company’s pre-closing activities could harm our financial condition and results of operations.

New accounting standards could result in changes to our methods of quantifying and recording accounting transactions, and could affect our financial results and financial position.

Changes to the U.S. Generally Accepted Accounting Principles arise from new and revised standards, interpretations, and other guidance issued by the Financial Accounting Standards Board, the SEC, and others. In addition, these or other U.S. entities may issue new or revised Cost Accounting Standards or Cost Principles. The effects of such changes may include prescribing an accounting method where none had been previously specified, prescribing a single acceptable method of accounting from among several acceptable methods that currently exist, or revoking the acceptability of a current method and replacing it with an entirely different method, among others. Such changes could result in unanticipated effects on our results of operations, financial position, and other financial measures.

Risks Related to Our Business being Conducted in China

China’s economic policies could affect our business.

All of our assets are located in China and all of our revenue is derived from our operations in China. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in China. While China’s economy has experienced significant growth in the past twenty years, such growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but they may also have a negative effect on us. For example, operating results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations. The economy of China has been transitioning from a planned economy to a more market-oriented economy. In recent years, the PRC government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets, and the establishment of corporate governance in business enterprises; however, a substantial portion of productive assets in China are still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over China’s economic growth through the allocation of resources, the control of payment of foreign currency-denominated obligations, the setting of monetary policy and the provision of preferential treatment to particular industries or companies.

We may have difficulty establishing adequate management, legal and financial controls in China.

Historically, China has not adopted a Western style of management or financial reporting concepts and practices, nor modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in China. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

Our bank accounts are not insured or protected against loss.

We maintain our cash with various national banks located in China. Our cash accounts are not insured or otherwise protected. Should any bank holding our cash deposits become insolvent, or if we are otherwise unable to withdraw funds, we would lose the cash on deposit with that particular bank.

We do not carry business insurance coverage and may incur losses due to business interruptions resulting from natural and man-made disasters.

The insurance industry in China is still in an early stage of development and insurance companies located in China offer limited business insurance products. We currently do not carry property and casualty insurance for our buildings, plant and equipment. Should any natural catastrophes such as earthquakes, floods, or any acts of terrorism occur where our primary operations are located and most of our employees are based, or elsewhere, we might suffer not only significant property damage, but also loss of revenues due to interruptions in our business operations. The occurrence of a significant event for which we are not fully insured or indemnified could materially and adversely affect our operations and financial condition. Moreover, no assurance can be given that we will be able to maintain adequate insurance in the future at rates we consider reasonable.

Tax laws and regulations in China are subject to substantial revision, some of which may adversely affect our profitability.

The Chinese tax system is in a state of flux, and it is anticipated that China’s tax regime will be altered in the coming years. Tax benefits that we presently enjoy may not be available to us in the wake of these changes, and we could incur tax obligations to the Chinese government that are significantly higher than currently anticipated. These increased tax obligations could negatively impact our financial condition and our revenues, gross margins, profitability and results of operations may be adversely affected as a result.

We may face judicial corruption in China.

The political, governmental and judicial systems in China are sometimes impacted by corruption. There is no assurance we will be able to obtain recourse in any legal disputes with suppliers, customers or other parties with whom we conduct business, if desired, through China’s poorly developed and sometimes corrupt judicial systems.

If relations between the United States and China worsen, investors may be unwilling to hold or buy our stock and our stock price may decrease.

At various times during recent years, the United States and China have had significant disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China, whether or not directly related to our business, could reduce the price of our common stock.

China could change its policies toward private enterprise or even nationalize or expropriate private enterprises.

Our business is subject to significant political and economic uncertainties and may be affected by political, economic and social developments in China. Over the past several years, the PRC government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The PRC government may not continue to pursue these policies or may significantly alter them to our detriment from time to time with little, if any, prior notice.

Changes in policies, laws and regulations or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to shareholders, or devaluations of currency could cause a decline in the price of our common stock, should a market for our common stock ever develop. Nationalization or expropriation could even result in the total loss of your investment.

The nature and application of many laws of China create an uncertain environment for business operations and they could have a negative effect on us.

The legal system in China is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, China began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in China and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes to existing laws and the abrogation of local regulations by national laws could cause a decline in the price of our common stock. In addition, as these laws, regulations and legal requirements are relatively recent, their interpretation and enforcement involve significant uncertainty.

Fluctuation of the Renminbi may affect our financial condition and the value of our securities.

Although we use the United States dollar for financial reporting purposes, most of the transactions effected by our operating subsidiary is denominated in China’s Renminbi. The value of the Renminbi fluctuates and is subject to changes in China’s political and economic conditions. Since June 2008, the Renminbi has been pegged to the U.S. dollar. Since the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the Renminbi may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future the PRC authorities may lift restrictions on fluctuations in the Renminbi exchange rate and lessen intervention in the foreign exchange market. In fact, In June 2010, The People’s Bank of China announced that it will manage the renminbi’s (RMB) exchange rate more flexibly, following nearly two years in which the Chinese currency has been pegged to the US dollar.

Future movements in the exchange rate of the Renminbi could adversely affect our financial condition as we may suffer financial losses when transferring money raised outside of China into the country or paying vendors for services performed outside of China. Moreover, fluctuations in the exchange rate between the U.S. dollar and the Renminbi will affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business, financial condition or results of operations. The value of our common stock likewise will be affected by the foreign exchange rate between U.S. dollars and RMB, and between those currencies and other currencies in which our sales may be denominated. Fluctuations in the exchange rate will also affect the relative value of any dividend we may issue in the future that will be exchanged into U.S. dollars and earnings from, and the value of, any U.S. dollar-denominated investments we make in the future. For example, if we need to convert U.S. dollars into RMB for our operational needs and the RMB appreciates against the U.S. dollar at that time, our financial position, our business, and the price of our common stock may be harmed. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the RMB, the U.S. dollar equivalent of our earnings from our subsidiary in China would be reduced.

Inflation in China could negatively affect our profitability and growth.

The rapid growth of China’s economy has been uneven among economic sectors and geographical regions of the country. China’s economy grew at an annual rate of 9.60% in the third quarter of 2010, as measured by the year-over-year change in Gross Domestic Product, according to the National Bureau of Statistics of China. Rapid economic growth can lead to growth in the money supply and rising inflation. According to the National Bureau of Statistics of China, the inflation rate in China declined in the second half of 2008 and much of 2009 during the current worldwide economic downturn, before climbing again to a high point of 1.9% in 2009, as compared to 8.7% and 6.9% in 2008. The inflation rate in China is expected to continue to increase in 2010 as the worldwide economy recovers, reaching 3.6% as of September 2010. If prices for our products and services fail to rise at a rate sufficient to compensate for the increased costs of supplies, such as raw materials, due to inflation, it may have an adverse effect on our profitability.

Furthermore, in order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. The implementation of such policies may impede future economic growth. The People’s Bank of China, the central bank of the PRC, kept interest rates fixed during the recent economic crisis, but in the past has effected increases in the interest rates in response to inflationary concerns in the China’s economy. If the central bank raises interest rates from the current crisis levels, economic activity in China could slow and, in turn, materially increase our costs and reduce demand for our products and services.

It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in China.

As our executive officers and directors, including the Chairman of our Board of Directors, are citizens of the PRC, it may be difficult, if not impossible, to acquire jurisdiction over these persons in the event a lawsuit is initiated against us and/or our officers and directors by a shareholder or group of shareholders in the United States. Also, because our operating subsidiary and assets are located in China, it may be extremely difficult or impossible for individuals to access those assets to enforce judgments rendered against us or our directors or executive offices by United States courts. In addition, the courts in China may not permit the enforcement of judgments arising out of United States federal and state corporate, securities or similar laws. Accordingly, United States investors may not be able to enforce judgments against us for violation of United States securities laws.

PRC regulations relating to mergers, off-shore companies and Chinese resident shareholders, if applied to us, may limit our ability to operate our business as we see fit.

PRC regulations govern the process by which we may participate in an acquisition of assets or equity interests. Depending on the structure of the transaction, these regulations require involved parties to make a series of applications and supplemental applications to various government agencies. In some instances, the application process may require the presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction. Government approvals will have expiration dates by which a transaction must be completed and reported to the government agencies. Compliance with the new regulations is likely to be more time consuming and expensive than in the past and the government can now exert more control over the combination of two businesses. Accordingly, due to PRC regulations, our ability to engage in business combination transactions in China through our subsidiary in China has become significantly more complicated, time consuming and expensive, and we may not be able to negotiate transactions acceptable to us or sufficiently protective of our interests.

If we fail to satisfy contribution of capital requirements at our PRC subsidiaries, our business in China will be adversely affected.

 We will be required to contribute additional capital to our PRC subsidiaries which is planned as part of our subsequent financing efforts. Under PRC laws, shareholders of a foreign-invested enterprise are required to contribute capital to satisfy the registered capital requirement of the foreign-invested enterprise within a period of not more than two years from the date when the foreign-invested enterprise’s license to conduct business is initially granted. The relevant PRC government agencies may grant an additional three-month grace period. If the shareholders are unable to complete the capital contribution within the grace period, the business license of the foreign-invested enterprise may be revoked by the PRC government. Further, until such contribution of capital is satisfied, the foreign-invested enterprise is not allowed to repatriate profits to its shareholders, unless otherwise approved by the State Administration for Foreign Exchange (“SAFE”).

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans. Currently, our China subsidiary may purchase foreign currencies for settlement of current account transactions, including payments of dividends to us, without the approval of the State Administration of Foreign Exchange (“SAFE”). However, the relevant PRC government authorities may limit or eliminate their ability to purchase foreign currencies in the future. Since a significant amount of our future revenues will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenues generated in Renminbi to fund our business activities outside China that are denominated in foreign currencies.

Foreign exchange transactions by our China subsidiary under the capital account continue to be subject to significant foreign exchange controls and require the approval of or need to register with PRC governmental authorities, including SAFE. In particular, if our China subsidiary borrows foreign currency loans from us or other foreign lenders, these loans must be registered with SAFE, and if we finance our China subsidiary by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the NDRC, Ministry of Commerce (“MOFCOM”), or their respective local counterparts. These limitations could affect the ability of our Chinese subsidiary to obtain foreign exchange through debt or equity financing.

Recent PRC regulations relating to the registration requirements for China resident shareholders owning shares in off-shore companies as well as registration requirements of employee stock ownership plans or share option plans may subject the Company’s China resident shareholders to personal liability and limit its ability to acquire Chinese companies or to inject capital into its operating subsidiary in China, limit its subsidiary’s ability to distribute profits to the Company, or otherwise materially and adversely affect the Company.

The SAFE issued a public notice in October 2005 (“Circular 75”) requiring PRC residents, including both legal persons and natural persons, to register with the competent local SAFE branch before establishing or controlling any company outside of China, referred to as an “off-shore special purpose company,” for the purpose of acquiring any assets of or equity interest in PRC companies and raising funds from overseas. In addition, any PRC resident who is the shareholder of an off-shore special purpose company is required to amend his or her SAFE registration with the local SAFE branch, with respect to that off-shore special purpose company in connection with any increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China. To clarify further the implementation of Circular 75, the SAFE issued Circular 124 and Circular 106 on November 24, 2005 and May 29, 2007, respectively. Under Circular 106, a PRC subsidiary of an off-shore special purpose company are required to coordinate and supervise the filing of SAFE registrations by the off-shore holding company’s shareholders who are PRC residents in a timely manner. If these shareholders fail to comply, the PRC subsidiary is required to report to the local SAFE authorities. If the PRC subsidiary of the off-shore parent company does not report to the local SAFE authorities, they may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to their off-shore parent company and the off-shore parent company may be restricted in its ability to contribute additional capital into its PRC subsidiary. Moreover, failure to comply with the above SAFE registration requirements could result in liabilities under PRC laws for evasion of foreign exchange restrictions. We cannot predict fully how Circular 75 will affect our business operations or future strategies because of ongoing uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us.

We have requested our PRC resident beneficial owners, including our Chairman, to make the necessary applications, filings and amendments as required under SAFE regulations in connection with their equity interests in us. We attempt to ensure that our subsidiary in China complies, and that our PRC resident beneficial owners subject to these rules comply, with the relevant SAFE regulations. The Company cannot provide any assurances that all of our present or prospective direct or indirect PRC resident beneficial owners will comply fully with all applicable registrations or required approvals. The failure or inability of our PRC resident beneficial owners to comply with the applicable SAFE registration requirements may subject these beneficial owners or the Company to fines, legal sanctions and restrictions described above.

On March 28, 2007, SAFE released detailed registration procedures for employee stock ownership plans or share option plans to be established by overseas listed companies and for individual plan participants. Any failure to comply with the relevant registration procedures may affect the effectiveness of the Company’s employee stock ownership plans or share option plans and subject the plan participants, the companies offering the plans or the relevant intermediaries, as the case may be, to penalties under PRC foreign exchange regime. The Company has no employee stock ownership plan or share option plan in effect. These penalties may subject the Company to fines and legal sanctions, prevent the Company from being able to make distributions or pay dividends, as a result of which the Company’s business operations and its ability to distribute profits could be materially and adversely affected.

The Company’s PRC subsidiary may be exposed to penalties by the PRC government due to noncompliance with taxation, land use and construction administration, environmental and employment rules.

While the Company believes its PRC subsidiary has been in compliance with PRC taxation, land use and construction administration, environmental and employment rules during its operations in China, the Company has not obtained letters from the competent PRC government authorities confirming such compliance. If any competent PRC government authority takes the position that there is noncompliance with the taxation, land use and construction administration, environmental or employment rules by the Company’s PRC subsidiary, it may be exposed to penalties by such PRC government authority, in which case the operation of the Company’s PRC subsidiary in question may be adversely affected.

The Share Exchange Agreement may be subject to additional registration and filing requirements with various PRC governmental agencies.

We have entered into the Share Exchange Agreement with Dalian and its owners, and all of the parties have contractually agreed that the laws of the State of Nevada governing the purchase and sale of Dalian shall apply.  However, we cannot assure you that either the PRC Ministry of Finance or SAFE will apply Nevada law to the Share Exchange Agreement. Therefore, Dalian and the owners of Dalian have agreed to make such filings and recordation of the transfer as required under PRC law to additionally qualify the purchase and transfer of ownership with the relevant PRC ministries.  The filing of such documents may not commence until completion of the Share Exchange Agreement under Nevada law. We cannot offer assurances as to when these filings will be completed.  If the applications are rejected for any reason, an adverse effect upon the Company could result if the relevant PRC ministries refuse to honor the choice of law selected by the parties to the Share Exchange Agreement.

We must comply with the Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act (the “FCPA”), which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Although we inform our personnel that such practices are illegal, we cannot assure you that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

Risks Related to Our Securities

The market price for our common stock may be volatile.

The trading price of our common stock may fluctuate widely in response to various factors, some of which are beyond our control. These factors include, but not limited to, our quarterly operating results or the operating results of other companies in our industry, announcements by us or our competitors of acquisitions, new products, product improvements, commercial relationships, intellectual property, legal, regulatory or other business developments and changes in financial estimates or recommendations by stock market analysts regarding us or our competitors. In addition, the stock market in general, and the market for companies based in China in particular, has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated or disproportionate to their operating performance. These broad market fluctuations may materially affect our stock price, regardless of our operating results. Furthermore, the market for our common stock is limited and we cannot assure you that a larger market will ever be developed or maintained. The price at which investors purchase shares of our common stock may not be indicative of the price that will prevail in the trading market. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, these factors may make it more difficult or impossible for you to sell our common stock for a positive return on your investment.

Shares of our common stock lack a significant trading market.

Shares of our common stock are not yet eligible for trading on any national securities exchange. Our common stock may be quoted in the over-the-counter market on the OTC Bulletin Board or in what are commonly referred to as “pink sheets.” These markets are highly illiquid. Although we plan to apply for listing of our common stock on the NASDAQ Stock Market or the New York Stock Exchange, national securities exchanges, there can be no assurance of if and when such application would be granted. There is no assurance that an active trading market in our common stock will develop, or if such a market develops, that it will be sustained. In addition, there is a greater chance for market volatility for securities quoted on the OTC Bulletin Board as opposed to securities traded on a national exchange. This volatility may be caused by a variety of factors, including the lack of readily available quotations, the absence of consistent administrative supervision of “bid” and “ask” quotations and generally lower trading volume. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock, or to obtain coverage for significant news events concerning us, and the common stock could become substantially less attractive for margin loans, for investment by financial institutions, as consideration in future capital raising transactions or for other purposes.

Future sales of shares of our common stock by our shareholders could cause our stock price to decline.

Future sales of shares of our common stock could adversely affect the prevailing market price of our stock. If our significant shareholders sell a large number of shares, or if we issue a large number of shares, the market price of our stock could decline. Moreover, the perception in the public market that shareholders might sell shares of our stock could depress the market for our shares. If our shareholders who received shares of our common stock issued in the Share Exchange sell substantial amounts of our common stock in the public market upon the effectiveness of a registration statement, or upon the expiration of any holding period under Regulation S, such sales could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make it more difficult for us to raise additional financing through the sale of equity or equity-related securities in the future at a time and price we deem reasonable or appropriate. The shares of common stock issued in the Share Exchange will be freely tradable upon the earlier of (i) effectiveness of a registration statement covering such shares and (ii) the date on which such shares may be sold without registration pursuant to Regulation S under the Securities Act and the sale of such shares could have a negative impact on the price of our common stock.

We may issue additional shares of our capital stock or debt securities to raise capital or complete acquisitions, which would reduce the equity interest of our shareholders.

Our Articles of Incorporation, as amended, authorize the issuance of up to 100,000,000 shares of common stock, par value $.001 per share. As of November 22, 2010, there were approximately 70,610,000 authorized and unissued shares of our common stock that have not been reserved and are available for future issuance. Although we have no commitments as of the date of this registration statement to issue our securities, we may issue a substantial number of additional shares of our common stock to raise capital. The issuance of additional shares of our common stock may (i) significantly reduce the equity interest of our existing shareholders and (ii) adversely affect prevailing market prices for our common stock.

The application of the “penny stock” rules could adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

Our common stock may be subject to the “penny stock” rules adopted under Section 15(g) of the Securities Exchange Act of 1934. The penny stock rules apply to non-NASDAQ-listed issuers whose common stock trades at less than $5.00 per share or that have a tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which contains the following information:

▪	a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

▪
a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities laws;

▪	a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the “bid” and “ask” prices;

▪	a toll free telephone number for inquiries on disciplinary actions;

▪	definitions of any significant terms in the disclosure document or in the conduct of trading in penny stocks; and

▪	such other information and is in such form (including language, type, size and format), as the SEC shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer with the following information:

▪	bid and offer quotations for the penny stock;

▪	compensation of the broker-dealer and our salesperson in the transaction;

▪	number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

▪	monthly account statements showing the market value of each penny stock held in the customer’s account.

The penny stock rules further require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks and a signed and dated copy of a written suitability statement.

Due to the requirements of the penny stock rules, many brokers have decided not to trade penny stocks. As a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, that could have an adverse effect on the market, if any, for our securities. Moreover, if our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the Board of Directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will occur only if our stock price appreciates.

Capital outflow policies in China may hamper our ability to declare and pay dividends to our shareholders.

China has currency and capital transfer regulations, which may require us to comply with complex regulations for the movement of capital. Although our management believes we will be in compliance with these regulations, should these regulations or the interpretation of them by courts or regulatory agencies change, we may not be able to pay dividends to our shareholders outside of China. In addition, under current PRC law, we must retain a reserve equal to 10% of net income after taxes, not to exceed 50% of registered capital. Accordingly, this reserve will not be available to be distributed as dividends to our shareholders. We presently do not intend to pay dividends in the foreseeable future. Our management intends to follow a policy of retaining all of our earnings to finance the development and execution of our strategy and the expansion of our business.

Our principal shareholder has the ability to exert significant control in matters requiring a shareholder vote and could delay, deter or prevent a change of control in our company.

As of November 22, 2010, Mr. Lixin Wang, our Chairman and Chief Executive Officer, and our largest shareholder, beneficially owned approximately 46.77% of our outstanding shares. In addition, Mr. Wang’s son, Yang Wang, and wife, Peili Wang, hold approximately 12.75% and 8.5% of our outstanding shares respectively. Mr. Wang possesses significant influence over us, giving him the ability, among other things, to exert significant control over the election of all or a majority of the Board of Directors and to approve significant corporate transactions. Such stock ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company. Without the consent of Mr. Wang, we could be prevented from entering into potentially beneficial transactions if they conflict with our principal stockholder’s interests. The interests of this stockholder may differ from the interests of our other stockholders.

Provisions in our Articles of Incorporation and Amended and Restated Bylaws could make it very difficult for you to bring any legal actions against our directors or officers for violations of their fiduciary duties or could require us to pay any amounts incurred by our directors or officers in any such actions.

Pursuant to our Articles of Incorporation, members of our Board of Directors and our officers will have no liability for breaches of their fiduciary duty of care as a director or officer, except in limited circumstances. This means you may be unable to prevail in a legal action against our directors or officers even if you believe they have breached their fiduciary duty of care. In addition, our Articles of Incorporation and Amended and Restated Bylaws allow us to indemnify our directors and officers from and against any and all costs, charges and expenses resulting from their acting in such capacities with us. This means if you were able to enforce an action against our directors or officers, in all likelihood, we would be required to pay any expenses they incurred in defending the lawsuit and any judgment or settlement they otherwise would be required to pay.

Taxation

We will not obtain an opinion of legal counsel regarding the United States income tax consequences of an investment in our securities.

We will not obtain an opinion of counsel regarding the U.S. income tax consequences of investing in our securities including whether we will be treated as a company for U.S. income tax purposes. Recent changes in tax laws have not, as yet, been the subject of administrative or judicial scrutiny or interpretation. Moreover, there is no assurance that future legislation may not further affect the tax consequences of an investment in our securities. INVESTORS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE POSSIBLE U.S. FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF INVESTING IN OUR SECURITIES.

Cautionary Notice Regarding Forward-Looking Statements

This Current Report on Form 8-K includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those listed under the heading “Risk Factors” and those listed in our other Securities and Exchange Commission filings. The following discussion should be read in conjunction with our Financial Statements and related Notes thereto included elsewhere in this Current Report. Throughout this Current Report, we will refer to FusionTech, Inc. as “FusionTech,” the “Company,” “we,” “us” and “our.”

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

We design and manufacture clean technology (“CleanTech”) industrial machinery used in coking, a critical but highly pollutive step in the production of crude steel. Our products are sold to large and medium size steel mills and coking plants in China who use or are planning to use the coke dry quenching (“CDQ”) method of coking, a more environmentally friendly and energy conservative method of coking as compared to the traditional coke wet quenching method.

We currently design and manufacture CDQ transport cars used in complete CDQ systems and CleanTech coke oven products such as coke oven elevators, smoke transfer machines, and coal cleaning machines. These CleanTech coke oven products are used for maintaining coke ovens and reducing the amount of pollution they emit.  We also design and manufacture core coke oven products, such as coke drums, coke drum carriers, wet quenching cars, coal freight cars, coke guide cars, and coke pushers. These core coke oven products are necessary components for all coke oven systems.

We operate through Dalian Heavy Mining Equipment Manufacturing Co., Ltd., our subsidiary organized under the laws of the People’s Republic of China.

Results of Operations

Comparison of the nine months ended September 30, 2010 and 2009

Revenues: Revenues increased to $9,877,237 for the nine months ended September 30, 2010 from $6,248,007 for the nine months ended September 30, 2009, an increase of $3,629,230 or 58%. The increase was primarily due to the increase in completed contracts as a result of the economic recovery.

Costs of Revenue: Cost of revenue increased to $7,724,279 for the nine months ended September 30, 2010 from $5,046,372 for the nine months ended September 30, 2009, an increase of $2,677,907 or 53%.  Cost of revenue as a percentage of sales was 78% and 81% for the nine months ended September 30, 2010 and 2009, respectively.  The decrease in cost of revenue as a percentage of revenues was due to the decrease in the cost of raw materials and an increased focus on managing the production process.

Selling Expenses: Selling expenses decreased to $174,661 for the nine months ended September 30, 2010 from $254,359 for the nine months ended September 30, 2009, a decrease of $70,698 or 29%. The decrease was attributable to the Company increasing its marketing expenses in efforts to increase market share.  During 2010, the Company focused on cutting costs.

General and Administrative Expenses: General and administrative expenses increased to $673,279 for the nine months ended September 30, 2010 from $520,479 for the nine months ended September 30, 2009, an increase of $152,800 or 29%. The increase was primarily due to the increase in bad debt allowance, which increased from approximately $27,000 for the nine months ended September 30, 2009 to approximately $138,000 for the nine months ended September 30, 2010.

Interest Expense: Interest expense increased to $95,992 for the nine months ended September 30, 2010 from $19,592 for the nine months ended September 30, 2009, an increase of $76,400 or 390%.  The increase was primarily due to the increase in loans taken out by the Company.

Provision for income tax: Provision for income tax increased to $326,437 for the nine months ended September 30, 2010 from $61,142 for the nine months ended September 30, 2009, an increase of $265,295 or 434%.  The tax provision as a percentage of income before tax was 25% and 12% for the nine months ended September 30, 2010 and 2009, respectively.  By year end the tax rate for 2009 was 19% which is consistent with our expectations.

Comparison of the years ended December 31, 2009 and 2008

Revenues: Revenues increased to $9,947,893 for the year ended December 31, 2009 from $6,043,828 for the year ended December 31, 2008, an increase of $3,904,065 or 65%. The increase was due to the introduction of new products that expanded our sales and our  expansion into a new facility.

Costs of Revenue: Cost of revenue increased to $7,817,162 for the year ended December 31, 2009 from $5,269,971 for the year ended December 31, 2008, an increase of $2,547,191 or 48%.  Cost of revenue as a percentage of revenues was 79% and 87% for the years ended December 31, 2009 and 2008, respectively.  The decrease in our costs of revenue as a percentage of revenues was due to a decrease in raw material costs, higher profit margins from our new products, and a focus on cutting unnecessary costs.

Selling Expenses: Selling expenses increased to $382,671 for the year ended December 31, 2009 from $290,617 for the year ended December 31, 2008, an increase of $92,054 or 32%. The increase was primarily due to our increase in marketing expenses in efforts to increase our market share.

General and Administrative Expenses: General and administrative expenses increased to $732,735 for the year ended December 31, 2009 from $564,814 for the year ended December 31, 2008, an increase of $167,921 or 30%. The increase was primarily due to an increase in salaries, depreciation and bad debts of approximately $42,000, $42,000 and $69,000, respectively.

Interest Expense: Interest expense increased to $31,223 for the year ended December 31, 2009 from $23,158 for the year ended December 31, 2008, an increase of $8,065 or 35%.  The increase was primarily due to interest charged for retentions that are factored to the bank.

Provision for income tax: Provision for income tax increased to $204,632 for the year ended December 31, 2009 from $0 for the year ended December 31, 2008, an increase of $204,632.  The tax provision as a percentage of income before tax was 19% for the year ended December 31, 2009.  The tax rate of 19% is consistent with our expectations.

Liquidity and Capital Resources

As of September 30, 2010, we had $1,001,213 in cash and cash equivalents.  During the nine months ended September 30, 2010, we received proceeds of $1,765,200 from a short-term note.  The note is due on January 11, 2011.  In August 2010, we repaid $294,200 of the note’s principal balance.  During the nine months ended September 30, 2010, we repaid $147,100 of advances from related parties and paid dividends of $512,750.  We also purchased property and equipment of $121,703.  We will continue to finance operations through the collection of our accounts receivable and the sale of our inventory.  As of September 30, 2010, we have working capital of $932,248 which we believe is sufficient to finance us for the foreseeable future.

Contractual Obligations

Our significant contractual obligations as of December 31, 2009 are as follows:

	Payments due by Period
	Less than	One to	Three to	More Than
	One Year	Three Years	Five Years	Five Years	Total
Short-term note	$1,497,000	$-	$-	$-	$1,497,000

Factory leases	150,000	444,607	-	-	594,607

Total	$1,647,000	$444,607	$-	$-	$2,091,607

Off-Balance Sheet Arrangements

We have no outstanding off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any.  We have identified certain accounting policies that are significant to the preparation of our financial statements.  These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial conditions and results of operations and require management's difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.  Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management's current judgments.  We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP  requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management estimates relate to the determination of depreciation rates for equipment, reserves for slow moving and obsolete inventory, future tax rates used to determine future income taxes, and the carrying values of goodwill and accrued derivative liabilities. Actual results could differ from these estimates upon which the carrying values were based.

Fair Value Measurements

For certain of our financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities. In addition, we have long-term debt with financial institutions. The carrying amounts of the line of credit and other long-term liabilities approximate their fair values based on current rates of interest for instruments with similar characteristics.

ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held us. ASC Topic 825, “Financial Instruments” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures.  The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

•	Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

•
Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

We analyze all financial instruments with features of both liabilities and equity under ASC 480, “Distinguishing Liabilities from Equity,” and ASC 815.

Long-Lived Assets

In accordance with ASC Topic 360, “Property, Plant and Equipment,” the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. We recognize impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

Foreign Currency Translation

Our reporting currency is the U.S. dollar. Our subsidiaries use their local currencies, the RMB, as their functional currencies. Assets and liabilities are translated using the exchange rates prevailing at the balance sheet date. Translation adjustments resulting from this process are included in accumulated other comprehensive income (loss) in the consolidated statements of stockholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Revenue Recognition

In accordance with the Securities and Exchange Commission’s (“SEC”) Staff Accounting Bulletin (“SAB”) Topic 13, “Revenue Recognition,” we recognize revenue when it is realized or realizable and earned. The four criteria under SAB 104 are:
•           Persuasive evidence of an arrangement exists
•           Delivery has occurred
•           The sales price is fixed or determinable
•           Collection is reasonably assured

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, “Income Taxes.” ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of, the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The evaluation of a tax position is a two-step process. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigation based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer met. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the year incurred.  No significant penalties or interest relating to income taxes were incurred during the years ended December 31, 2009 and 2008. GAAP also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures and transition.

Recent Pronouncements

In October 2009, the FASB issued Accounting Standards Update 2009-15 ("ASU 2009-15") regarding accounting for own-share lending arrangements in contemplation of convertible debt issuance or other financing.  This ASU requires that at the date of issuance of the shares in a share-lending arrangement entered into in contemplation of a convertible debt offering or other financing, the shares issued shall be measured at fair value and be recognized as an issuance cost, with an offset to additional paid-in capital. Further, loaned shares are excluded from basic and diluted earnings per share unless default of the share-lending arrangement occurs, at which time the loaned shares would be included in the basic and diluted earnings-per-share calculation.  This ASU is effective for fiscal years beginning on or after December 15, 2009, and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. The adoption of this ASU did not have a significant impact on the Company’s financial statements.

On December 15, 2009, the FASB issued ASU No. 2010-06 Fair Value Measurements and Disclosures Topic 820 “Improving Disclosures about Fair Value Measurements”.  This ASU requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in Codification Subtopic 820-10. The FASB’s objective is to improve these disclosures and, thus, increase the transparency in financial reporting.  The adoption of this ASU did not have a material impact on the Company’s financial statements.

In December 2009, FASB issued ASU No. 2009-17 Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. This Accounting Standards Update amends the FASB Accounting Standards Codification for the issuance of FASB Statement No. 167, Amendments to FASB Interpretation No. 46(R). The amendments in this Accounting Standards Update replace the quantitative-based risks and rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which reporting entity has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. An approach that is expected to be primarily qualitative will be more effective for identifying which reporting entity has a controlling financial interest in a variable interest entity. The amendments in this Update also require additional disclosures about a reporting entity’s involvement in variable interest entities, which will enhance the information provided to users of financial statements. This ASU is effective for fiscal years beginning on or after November 15, 2009, and interim periods within those fiscal years. The adoption of this ASU did not have a material impact on the Company’s financial statements.

In March 2010, FASB issued ASU No. 2010-10 Amendments for Certain Investment Funds. This update defers the effective date of the amendments to the consolidation requirements made by FASB Statement 167 to a reporting entity’s interest in certain types of entities. The deferral will mainly impact the evaluation of reporting enterprises’ interests in mutual funds, private equity funds, hedge funds, real estate investment entities that measure their investment at fair value, real estate investment trusts, and venture capital funds. The ASU also clarifies guidance in Statement 167 that addresses whether fee arrangements represent a variable interest for all service providers and decision makers. The ASU is effective for interim and annual reporting periods in fiscal year beginning after November 15, 2009. The adoption of this ASU did not have a material impact on the Company’s financial statements.

On February 25, 2010, the FASB issued ASU 2010-09 Subsequent Events Topic 855 “Amendments to Certain Recognition and Disclosure Requirements,” effective immediately. The amendments in the ASU remove the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of U.S. GAAP. The FASB believes these amendments remove potential conflicts with the SEC’s literature. The adoption of this ASU did not have a material impact on the Company’s financial statements.

On March 5, 2010, the FASB issued ASU No. 2010-11 Derivatives and Hedging Topic 815 “Scope Exception Related to Embedded Credit Derivatives.” This ASU clarifies the guidance within the derivative literature that exempts certain credit related features from analysis as potential embedded derivatives requiring separate accounting. The ASU specifies that an embedded credit derivative feature related to the transfer of credit risk that is only in the form of subordination of one financial instrument to another is not subject to bifurcation from a host contract under ASC 815-15-25, Derivatives and Hedging — Embedded Derivatives — Recognition. All other embedded credit derivative features should be analyzed to determine whether their economic characteristics and risks are “clearly and closely related” to the economic characteristics and risks of the host contract and whether bifurcation is required. The ASU was effective for the Company on July 1, 2010. Early adoption is permitted. The adoption of this ASU did not have a material impact on the Company’s financial statements.

In April 2010, the FASB issued Accounting Standards Update 2010-13, “Compensation—Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades,” or ASU 2010-13. This Update provides amendments to Topic 718 to clarify that an employee share-based payment award with an exercise price denominated in currency of a market in which a substantial portion of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. The Company does not expect the adoption of ASU 2010-17 to have a significant impact on its financial statements.

Directors and Executive Officers

The following persons became our executive officers and directors on November 22, 2010, upon effectiveness of the Share Exchange and hold the positions set forth opposite their respective names.

Name	Position	Age
Mr. Lixin Wang	Chairman and Chief Executive Officer	55
Mr. Linqiang Yang	Chief Financial Officer	34
Mr. Yueqi Zou	Director	35
Ms. Yiran Wang	Corporate Secretary	30

Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. Each executive officer is a full time employee. Our directors hold office for one-year terms or until their successors have been elected and qualified. There are no family relationships between any of our directors, executive officers or other key personnel and any other of our directors, executive officers or key personnel.

Mr. Lixin Wang, Chairman and Chief Executive Officer

Mr. Wang was appointed Chairman and Chief Executive Officer of the Company on November 22, 2010. Mr. Wang was one of the founders of Dalian in December 1992, which is now a wholly owned subsidiary of the Company, and was appointed its Chairman of the Board and Chief Executive Officer in December 1992. From 1990 to 1992 Mr. Wang served as Manager of Dalian Xinkai Electronics Co., Ltd. and from 1987 to 1990 he was the Manager of Dalian Metallurgical Machinery Plant, Co. Ltd. Mr. Wang has designed three patented models of coke dry quenching transport cars. Mr. Wang graduated from the Technical School of Lushan and Dalian in 1977. As one of the Company’s founders, Mr. Wang brings to the Board of Directors his extensive knowledge of the operations and long-term strategy of the Company. The Board of Directors believes that Mr. Wang’s vision, leadership and extensive knowledge of the Company is essential to our future growth. His skills include operations, marketing, business strategy and product development.

Mr. LinqiangYang, Chief Financial Officer

Mr. Yang was appointed Chief Financial Officer of the Company on November 22, 2010. Mr. Yang joined Dalian in 2003 as its Chief Financial Officer. From 2001 to 2002, he served as an accountant for Dalian Jilian Whole Set Metallurgical Machinery Equipment Co., Ltd. From 1998 to 2000, Mr. Yang served as Chief Accountant of Jinan Qiya Machinery and Equipment Co., Ltd.  Mr. Yang graduated from Shaanxi University of Finance and Economics in 1998.

Mr. Yueqi Zou, Director

Mr. Zou was appointed Director of the Company on November 22, 2010. Mr. Zou has had significant experience in the sales and marketing of heavy industrial equipment.  He joined Dalian in 2004 as Dalian’s Deputy Manager of Sales. Previously, he was the Project Manager of Sales from 2003-2004, and the Vice Director of Technology from 1998-2003, at Dalian Heavy Industry Group. Mr. Zou graduated from Shenyang University of Technology in 1996.

Ms. Yiran Wang, Corporate Secretary

Ms. Wang was appointed Corporate Secretary of the Company on November 22, 2010.  Previously, she was the General Assistant Manager and a Human Resources Supervisor for Dalian East Sign Design & Engineering Co., Ltd.  She graduated from the Dalian University of Foreign Languages in 2002 with a major in English studies and from the Dalian Maritime University where she received a business English degree. Ms. Wang is fluent in Mandarin Chinese and English.

Security Ownership of Certain Beneficial Owners and Management

The following table provides information concerning the beneficial ownership of our common stock as of November 22, 2010, by (i) each person that we know beneficially owns more than 5% of our outstanding common stock, (ii) each of our named executive officers, (iii) each of our directors and (iv) all of our named executive officers and directors as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days of November 22, 2010. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. As of November 22, 2010, there were 29,390,000 shares of our common stock issued and outstanding.

Unless otherwise indicated, each of the stockholders named in the table below, or his or her family members, has sole voting and investment power with respect to such shares of common stock. Except as otherwise indicated, the address of each of the stockholders listed below is: c/o FusionTech, Inc., No. 26 Gaoneng Street, High Tech Zone, Dalian, Liaoning Province, China 116025.

Name of beneficial owner	Number of shares	Percent of class
5% Stockholders
Yang Wang	3,748,500	12.75%
Peili Wang	2,499,000	8.5%

Directors and Named Executive Officers
Lixin Wang	13,744,500	46.77%
Linqiang Yang	—	* %
Yueqi Zou	—	* %
All Directors and Named Executive Officers as a Group (3 Persons)	13,744,500	46.77%

*Represents less than 1% of shares outstanding.

We are not aware of any arrangements that could result in a change in control of the Company.

Executive Compensation

As a “smaller reporting company,” we have elected to follow scaled disclosure requirements for smaller reporting companies with respect to the disclosure required by Item 402 of Regulation S-K. Under the scaled disclosure obligations, the Company is not required to provide a Compensation Discussion and Analysis, Compensation Committee Report and certain other tabular and narrative disclosures relating to executive compensation.

The following table sets forth information concerning the compensation for the years ended December 31, 2009 and 2008, of certain of our executive officers.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Nonequity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Lixin Wang	2009	12,000	2,286						14,286
Chairman and Chief Executive Officer	2008	12,000	2,286						14,286
Linqiang Yang	2009	12,000	2,286						14,286
Chief Financial Officer	2008	12,000	2,286						14,286

Narrative Disclosure to Summary Compensation Table

Employment Agreements

Neither the Company nor its subsidiary has employment agreements with their respective officers currently. We have entered into standard China domestic labor contracts with Mr. Lixin Wang, our Chairman and Chief Executive Officer, and Mr. Linqiang Yang, our Chief Financial Officer.

Change-In-Control Agreements

We do not have any existing arrangements providing for payments or benefits in connection with the resignation, severance, retirement or other termination of any of our named executive officers, or a change in control of the Company or a change in the named executive officer’s responsibilities following a change in control.

Equity Incentive Plans

We have no equity incentive plan currently. We intend to adopt an equity incentive plan in order to further the growth and general prosperity of the Company by enabling our officers, employees, contractors and service providers to acquire our common stock, increasing their personal involvement in the Company and thereby enabling the Company to attract and retain its officers, employees, contractors and service providers.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2009, there were no outstanding equity awards held by the executive officers of the Company.

Compensation of Directors

As of December 31, 2009, none of our directors has received any compensation from us for serving as our directors.

We do not currently compensate our directors for acting as such, although we may do so in the future, including with cash and/or equity.

We have not compensated, and will not compensate, our non-independent directors, such as Mr. Wang and Mr. Zou, for serving as our directors, although they are entitled to reimbursements for reasonable expenses incurred in connection with attending our board meetings.

We do not maintain a medical, dental or retirement benefits plan for our directors.

Legal Proceedings

During the past ten years, none of the Company’s directors or executive officers has been:

▪
the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

▪	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

▪
subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

▪
found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, that has not been reversed, suspended, or vacated;

▪
subject of, or a party to, any order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of a federal or state securities or commodities law or regulation, law or regulation respecting financial institutions or insurance companies, law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

▪
subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Certain Relationships and Related Transactions, and Director Independence

On January 12, 2010, Dalian received a short-term loan of approximately $1,765,200 from Shanghai Pudong Development Bank. The loan is due on January 11, 2011 and bears an interest rate of 5.841%. The loan is currently guaranteed by Dalian Union-Chuangye Bonding Co. Ltd. Lixin Wang, Chairman, Chief Executive Officer, and named beneficial owner of the Company’s common stock, and his wife, Peili Wang, also a named beneficial owner of the Company’s common stock, also personally guaranteed the loan. Mr. and Mrs. Wang undertook to counter-guarantee Dalian Union Chuangye Bonding Co. Ltd, by pledging their ownership interests in Dalian on January 12, 2010. Mr. and Mrs. Wang’s pledge of ownership interests to Dalian Union-Cuangye Bonding Co., Ltd. was subsequently canceled on September 10th, 2010.

From time to time, Dalian has made loans to Dalian Yujiu, a company that is 40% owned by the Chief Executive Officer of Company’s son, Yang Wang. Mr. Yang Wang is also a named beneficial owner of the Company’s common stock.  As of September 30, 2010, December 31, 2009 and December 31, 2008, Dalian Yujiu owed Dalian $50,298, $96,226, and $172,433, respectively. All amounts due to Dalian from Dalian Yujiu have been paid as of November 2, 2010.

There were no other transactions with any related persons aside from those disclosed above (as that term is defined in Item 404 of Regulation SK) since the beginning of the Company’s last fiscal year, and for the two fiscal years preceding the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved was in excess of $120,000 and in which any related person had a direct or indirect material interest.

We rely on our Board of Directors to review related party transactions involving our Company on an ongoing basis to prevent conflicts of interest. The Board of Directors reviews a transaction in light of the affiliations of the director, officer or employee and the affiliations of such person’s immediate family. Transactions are presented to the Board of Directors for approval before they are entered into or, if this is not possible, for ratification after the transaction has occurred. If the Board of Directors finds that a conflict of interest exists, then it will determine the appropriate remedial action, if any. The Board of Directors approves or ratifies a transaction if it determines that the transaction is consistent with the best interests of the Company.  These policies and procedures are not evidenced in writing.

Director Independence

Our Board of Directors currently is comprised of two directors. None of our current directors qualifies as an “independent” director for the purposes of the listed company standards of The NASDAQ Stock Market LLC (“NASDAQ”) currently in effect and approved by the SEC and all applicable rules and regulations of the SEC. The Company intends to add independent directors to its Board of Directors as a requirement to the listing of its common stock on a national securities exchange. The composition of our Board of Directors, and that of its committees, will be subject to the corporate governance provisions of the Company’s primary trading market, including the requirement for the appointment of independent directors in accordance with the Sarbanes-Oxley Act of 2002 and regulations adopted by the SEC and NASDAQ pursuant thereto.

Audit Committee

We have a separately designated Audit Committee of the Board of Directors, which functions are performed by our Board of Directors. None of our directors currently is deemed “independent”—our Chairman is also our Chief Executive Officer and our other director is the Director of Sales of the Company. None of our directors is an “audit committee financial expert” as defined under Item 407(d) of Regulation S-K. Our Audit Committee is responsible for: (i) selection and oversight of our independent registered public accounting firm; (ii) establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters; (iii) establishing procedures for the confidential, anonymous submission by our employees of concerns regarding accounting and auditing matters; (iv) engaging outside advisors; and, (v) funding for the independent registered public accounting firm and any outside advisors engaged by the Audit Committee.

Compensation Committee

We intend to establish a Compensation Committee of the Board of Directors. The Compensation Committee would review and approve our salary and benefits policies, including the compensation of executive officers. The Compensation Committee would also administer our equity incentive plans and recommend and approve grants of stock options under such plans.

Indemnification of Directors and Officers

The Nevada Revised Statutes provide that a director or officer is not individually liable to the corporation or its shareholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a director or officer and his breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The Articles of Incorporation or an amendment thereto may, however, provide for greater individual liability. Furthermore, directors may be jointly and severally liable for the payment of certain distributions in violation of Chapter 78 of the Nevada Revised Statutes.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, shareholders of our company will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct meets the requirements of Nevada law to impose such liability. The provision, however, does not alter the applicable standards governing a director’s or officer’s fiduciary duty and does not eliminate or limit the right of our company or any shareholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

The Nevada Revised Statutes also provide that under certain circumstances, a corporation may indemnify any person for amounts incurred in connection with a pending, threatened or completed action, suit or proceeding in which he is, or is threatened to be made, a party by reason of his being a director, officer, employee or agent of the corporation or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation’s articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Additionally, a corporation may indemnify a director, officer, employee or agent with respect to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation’s articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, however, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court to be liable to the corporation or for amounts paid in settlement to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation and Amended and Restated Bylaws provide, among other things, that a director, officer, employee or agent of the corporation may be indemnified against expenses (including attorneys’ fees inclusive of any appeal), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such claim, action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best of our interests, and with respect to any criminal action or proceeding, such person had no reasonable cause to believe that such person’s conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be provided for directors, officers, employees, agents or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Available Information

We file annual, quarterly, and special reports and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

Item 3.02 Unregistered Sales of Equity Securities.

Pursuant to the Share Exchange Agreement, we issued an aggregate of 24,990,000 shares of common stock to 7 non-U.S. persons, as contemplated by Rule 902 under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for all of the ownership interests of Dalian. The issuance of our common stock to these non-U.S. persons was exempt from the registration requirements of the Securities Act pursuant to Regulation S. The shares issued pursuant to Regulation S were issued in an “offshore transaction” as defined in, and pursuant to, Rule 902 under the Securities Act, on the basis that the purchasers were not offered the shares in the United States and did not execute or deliver any agreement within the United States.

Description of Registrant’s Securities

The following information describes our securities and provisions of our Articles of Incorporation and Amended and Restated Bylaws, all as in effect upon the closing of the Share Exchange. This description is only a summary. You should also refer to our Articles of Incorporation and Amended and Restated Bylaws, copies of which have been incorporated by reference or filed as exhibits to this Current Report on Form 8-K.

After giving effect to the Share Exchange, there are approximately 40 holders of record of our common stock and our issued and outstanding securities, on a fully diluted basis, consist of:

▪	29,390,000 shares of common stock, approximately 85% of which are held by the former stockholders of Dalian and approximately 15% of which are held by the existing stockholders of the Company;

▪	No options to purchase any capital stock or securities convertible into capital stock; and,

▪	No warrants to purchase any capital stock or securities convertible into capital stock.

Description of Common Stock

The holders of common stock are entitled to one vote per share. Our Articles of Incorporation does not provide for cumulative voting. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of legally available funds; however, the current policy of our Board of Directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of common stock have no preemptive, subscription, redemption or conversion rights.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Dalian is and always has been a privately held company and now is a wholly owned subsidiary of the Company. There is not and never has been a public market for the securities of Dalian. Our common stock qualified for quotation on the OTC Bulletin Board (“OTCBB”) maintained by the Financial Industry Regulatory Authority (“FINRA”) on December 12, 2009, under the symbol “ZPNP.” Our common stock will trade under the symbol “ZPNPD” for a 20-day period beginning on November 12, 2010, pursuant to FINRA rules governing corporate actions, after which period our symbol will revert to “ZPNP.” There currently is no liquid trading market for our common stock. Since its initial listing, no trades of our common stock have occurred through the facilities of the OTCBB.

As soon as practicable, and assuming we satisfy all necessary initial listing requirements, we intend to apply to have our common stock listed for trading on a national securities exchange such as The NASDAQ Stock Market or the New York Stock Exchange, although we cannot be certain that our application will be approved.

Dividends

Dividends may be declared and paid out of legally available funds at the discretion of our Board of Directors. We have not paid previously any cash dividends on our common stock and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. We currently intend to utilize all available funds to develop our business. We can give no assurances that we will ever have excess funds available to pay dividends.

In addition, our ability to pay dividends may be affected by the foreign exchange controls in China that restrict the payment of dividends to the Company by its subsidiary in China. China has adopted currency and capital transfer regulations that may require our subsidiary in China to comply with complex regulations for the movement of capital. These regulations include a public notice issued in October 2005 by the State Administration of Foreign Exchange (“SAFE”) requiring PRC residents, including both legal persons and natural persons, to register with the competent local SAFE branch before establishing or controlling any company outside of China. Although the Company believes its subsidiary in China is in compliance with these regulations, should these regulations or the interpretation of them by courts or regulatory agencies change, the Company may not be able to pay dividends outside of China.

Securities Authorized for Issuance under Equity Compensation Plans

During the year ended December 31, 2009, we did not have a formal equity compensation plan in effect. We did not grant any equity based compensation awards during the year ended December 31, 2009, nor do we have any equity compensation plan not approved previously by security holders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Interwest Transfer Company, Inc., 1981 Murray Holladay Road, Suite 100, Salt Lake City, UT  84117.  Our transfer agent’s telephone number is (801) 272-9294.

Item 5.01 Changes in Control of Registrant.

Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 22, 2010, as of the closing of the Share Exchange, Mr. David Lu and Mr. David Xu resigned as our directors and Mr. Lixin Wang was appointed Chairman of the Board of Directors and Mr. Yueqi Zou was appointed to our Board of Directors. As a result, Mr. Wang and Mr. Zou became the sole members of our Board of Directors.

On November 22, 2010, as of the closing of the Share Exchange, Mr. Lu resigned as President, Chief Executive Officer, Chief Financial Officer, Treasurer, and  Secretary of the Company and Mr. Lixin Wang was appointed Chief Executive Officer, Mr. Linqiang Yang as Chief Financial Officer, and Ms. Yiran Wang as Corporate Secretary.

Reference is made to the disclosure of the biographies of each of the new directors and officers as set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

There are no family relationships between any of our directors, executive officers or other key personnel and any other of our directors, executive officers or key personnel. Other than those transactions disclosed and set forth under Item 2.01 of this Current Report on Form 8-K, there were no transactions since the beginning of our last fiscal year, and for the two fiscal years preceding the Company’s last fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years, and in which any of our directors or officers had or will have a direct or indirect material interest, other than the ownership of shares of our common stock as a result of the Share Exchange. Reference is made to the disclosure of the beneficial ownership of each of the new directors and officers as set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 28, 2010, the Company changed its name to FusionTech, Inc. and filed Articles of Merger with the Secretary of State of the State of Nevada amending the Articles of Incorporation of the Company to reflect such change in company name. On November 1, 2010, the Company increased its authorized shares from 75,000,000 to 100,000,000 shares of Common Stock and filed a Certificate of Change with the Secretary of State of the State of Nevada amending the Articles of Incorporation of the Company to reflect the increase in authorized shares. No other changes to the Articles of Incorporation were made. The Articles of Merger are filed as Exhibit 3.3 and the Certificate of Change is filed as Exhibit 3.4 to this Current Report on Form 8-K.

On November 22, 2010, the Board of Directors (the “Board”) of the Company, by unanimous consent, made all of the following amendments to the Company’s Bylaws:

The Board amended Article I, Section 1 of the Company’s Bylaws to authorize the Board of Directors to set the date and time of the Company’s annual meeting of shareholders, rather than requiring the meeting to be held within 100 days after the anniversary of the date of incorporation of the Company. The amendment was effective immediately.

The Board amended Article I, Section 11 of the Company’s Bylaws to permit actions that require shareholder approval to be taken by the written consent of a majority of the Company’s shareholders, rather than requiring unanimous written consent of the shareholders. The amendment was effective immediately.

The Board amended Article IV, Section 1 of the Company’s Bylaws to permit shares of the Company’s Common Stock to be uncertificated, rather than requiring the shares of the Company’s Common Stock  be represented by certificates. The amendment was effective immediately.

The Board amended the Article V of the Company’s Bylaws by adding a new section 5 which provided for the indemnification of directors and officers of the Company. The amendment was effective immediately.

The Amended and Restated Bylaws of the Company are filed as Exhibit 3.2 to this Current Report on Form 8-K.

On November 22, 2010, as of the closing of the Share Exchange, the Board of Directors of the Company, by unanimous consent, changed the fiscal year of the Company to end on December 31 from January 31. Beginning with the periodic report required pursuant to the Securities Exchange Act of 1934, as amended, for the quarter in which the transaction contemplated by the Share Exchange Agreement was consummated, the Company will file annual and quarterly reports based upon a December 31 fiscal year end.

Item 5.06 Change in Shell Company Status.

On November 22, 2010, we consummated the transactions contemplated by the Share Exchange Agreement. As a result of the consummation of the Share Exchange described in Item 1.01 of this Current Report on Form 8-K, we are no longer a shell company as that term is defined in Rule 405 under the Securities Act and Rule 12b-2 under the Exchange Act.

Item 8.01 Other Events

On October 28, 2010, our Board of Directors authorized an 8-for-1 forward stock split of all outstanding shares of our common stock, par value $.001 per share, and an increase in the authorized shares of the Company from 75,000,000 shares of Common Stock to 100,000,000 shares of Common Stock. The forward stock split was made effective as of November 12, 2010. The forward stock split increased the number of shares of Common Stock outstanding but did not affect the par value of the Common Stock.

The effect of the forward stock split was to increase the number of shares of Common Stock issued and outstanding from 550,000 shares to 29,390,000 shares after giving effect to the Share Exchange Agreement and shares returned to the treasury for cancellation by Mr. Lu.

 Our common stock will trade under the symbol “ZPNPD” for a 20-day period beginning on November 12, 2010, pursuant to FINRA rules governing corporate actions, after which period our symbol will revert to “ZPNP.”

Item 9.01 Financial Statements and Exhibits

(a) Financial statements of businesses acquired.

The audited consolidated financial statements of Dalian for the years ended December 31, 2009 and 2008, and the unaudited consolidated financial statements for the nine months ended September 30, 2010 and 2009, including the notes to such financial statements, are incorporated herein by reference to Exhibit 99.3 of this Current Report on Form 8-K.

(b) Pro forma financial information

The pro forma combined balance sheet presents the accounts of FusionTech, Inc. and Dalian Heavy Mining Equipment Manufacturing Co., Ltd. as if the acquisition of Dalian by FusionTech occurred on October 31, 2010.  The pro forma combined statement of operations presents the accounts of FusionTech and Dalian for the year ended January 31, 2010, and for the nine months ended October 31, 2010 as if the acquisition occurred on January 1, 2009.  For accounting purposes, the transaction is being accounted for as a recapitalization of Dalian.  The Company’s pro forma financial statements are incorporated herein by reference to Exhibit 99.4 of this Current Report on Form 8-K.

(c) Shell company transactions.

Reference is made to Item 9.01(a) of this Current Report on Form 8-K and the exhibit referred to therein, which are incorporated herein by reference.

(d) Exhibits.

2.1	Share Exchange Agreement and Plan of Reorganization by and between Dalian Heavy Mining Equipment Manufacturing Co. Ltd. and FusionTech, Inc., dated November 22, 2010
2.2	Return to Treasury Agreement by and between FusionTech, Inc. and David Lu, dated November 22, 2010
2.3
Agreement and Plan of Merger by and between ZapNaps, Inc. and FusionTech, Inc., dated October 28, 2010 (incorporated herein by reference to Exhibit 2.3 to the Company’s Quarterly Report on Form 10Q (File No. 000-53837) filed on November 12, 2010)

3.1	Articles of Incorporation (Incorporated herein by reference to Exhibit 3.1 to the Company’s Form S-1 (File No. 333-152355) filed on July 16, 2008)
3.2	Amended and Restated Bylaws
3.3
Articles of Merger between ZapNaps, Inc. and FusionTech, Inc., amending the Articles of Incorporation filed with the Secretary of State of the State of Nevada on October 28, 2010 (incorporated herein by reference to Exhibit 3.3 to the Company’s Quarterly Report on Form 10Q (File No. 000-53837) filed on November 12, 2010)

3.4	Certificate of Change pursuant to NRS 78.209, amending the Articles of Incorporation filed with the Secretary of State of the State of Nevada on November 1, 2010

3.5	Articles of Exchange of Dalian Heavy Mining Equipment Manufacturing Co. Ltd. and FusionTech, Inc. filed with the Secretary of State of the State of Nevada on November 22, 2010

10.1	Agreement for Short-Term Loan by and between Shanghai Pudong Development Bank Co., Ltd. and Dalian Heavy Mining Equipment Manufacturing, Co., Ltd., dated January 1, 2010
10.2	Contract to Guarantee by and between Dalian Union-Chuangye Bonding Company, Ltd. and Dalian Heavy Mining Equipment Manufacturing Co., Ltd., dated January 12, 2010
10.3	Contract to Guarantee by and between Shanghai Pudong Development Bank Co., Ltd. and Lixin Wang and Peili Wang, dated January 12, 2010
10.4	Registration Notice of Cancelling Equity Pledge between Dalian Union-Chuangye Bonding Company, Ltd. and Lixin Wang, dated September 10, 2010
10.5	Registration Notice of Cancelling Equity Pledge between Dalian Union-Chuangye Bonding Company, Ltd. and Peili Wang, dated September 10, 2010
10.6	Investment Agreement by and between Management Committee of Laobian Industrial Park and Dalian Heavy Mining Equipment Manufacturing Co., Ltd.
10.7	Agreement by and between Zhuanghe Port Industrial Zone Management Committee and Dalian Heavy Mining Equipment Manufacturing Co., Ltd., dated September 17, 2009
10.8	Lease Contract at Gaoneng Street Incubating Base by and between Dalian Shuangde Scientific Industry and Trading Co. Ltd and Dalian Heavy Mining Equipment Manufacturing Co., Ltd.
10.9	Workshop Lease by and between Dalian Yilong Zhongkuan Machine Manufacturing Co. Ltd., and Dalian Heavy Mining Equipment Manufacturing Co., Ltd., dated September 25, 2008
10.10	Lease Agreement by and between Dalian Yilong Zhongkuan Machine Manufacturing Co. Ltd. and Dalian Heavy Mining Equipment Manufacturing Co., Ltd., dated November 20, 2009
10.11	Workshop Lease and Processing Cooperation Agreement by and between Dalian Shengyang Heavy Industry Co., Ltd. and Dalian Heavy Mining Equipment Manufacturing Co., Ltd., dated August 10, 2010
10.12	Standard Labor Contract by and between Lixin Wang and Dalian Heavy Mining Equipment Manufacturing Co., Ltd., dated January 4, 2008
10.13	Standard Labor Contract by and between Linqiang Yang and Dalian Heavy Mining Equipment Manufacturing Co., Ltd., dated January 18, 2008
10.14	Agreement by and between Minmetals Yingkou Medium Plate Co., Ltd and Dalian Heavy Mining Equipment Manufacturing Co. Ltd., dated June 2, 2010 as supplemented on August 9, 2010(1)
21.1	Subsidiaries of the Company
99.3
Audited consolidated financial statements of Dalian Heavy Mining Equipment Manufacturing Co., Ltd. for the years ended December 31, 2009 and 2008, and the unaudited financial statements for the nine months ended September 30, 2010 and 2009

99.4	Unaudited pro forma financial statements of FusionTech, Inc and Dalian Heavy Mining Equipment Manufacturing Co., Ltd. as of October 31, 2010

(1) Application has been made with the Securities and Exchange Commission to seek confidential treatment of certain provisions of the Agreement by and between Minmetals Yingkou Medium Plate Co., Ltd. and Dalian Heavy Mining Equipment Manufacturing Co. Ltd. Omitted material for which confidential treatment has been requested has been furnished separately to the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUSIONTECH, INC.
(Registrant)

Date:	November 22, 2010	By:	/s/ Lixin Wang
		Name:	Lixin Wang
		Title:	Chief Executive Officer